SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.       )
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Rockville Financial, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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P.O. Box 660, Rockville, CT 06066
March 23, 2011
Dear Shareholder:
          You are cordially invited to attend the annual meeting of shareholders of Rockville Financial, Inc. (the “Company”). The meeting will be held at Maneeley’s Banquet Facility, 65 Rye Street, South Windsor, Connecticut on Tuesday, April 26, 2011 at 10:00 a.m.
          At the Annual Meeting you will be asked to: (1) elect five Directors; (2) consider and approve an advisory (non-binding) proposal on the Company’s executive compensation; (3) consider and approve an advisory (non-binding) proposal on the frequency of submission of the vote regarding the Company’s executive compensation; (4) ratify the appointment of Wolf & Company, P.C. as our independent auditors for the current year; and (5) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
          The Board of Directors unanimously recommends that you vote FOR the election of the Board’s nominees for election as Directors; FOR the pay package; FOR an every three year vote on the pay package; and FOR the ratification of Wolf & Company, P.C. as our independent auditors. We encourage you to read the accompanying Proxy Statement, which provides information regarding Rockville Financial, Inc. and the matters to be voted on at the Annual Meeting. We have also enclosed a copy of our 2010 Annual Report to Shareholders, which includes its Annual Report to the SEC on Form 10-K for the year ended December 31, 2010.
          It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card. If you attend the meeting, you may vote in person even if you have previously voted.
          We look forward to seeing you at the meeting.

Sincerely,

William J. McGurk
President and Chief Executive Officer

ROCKVILLE FINANCIAL, INC.
25 Park Street, Rockville, CT 06066
860-291-3600
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 26, 2011
          NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Shareholders (the “Annual Meeting”) of Rockville Financial, Inc. (the “Company” or “Rockville”), the holding company for Rockville Bank (the “Bank”) will be held on Tuesday, April 26, 2011, at 10:00 a.m., at Maneeley’s Banquet Facility, 65 Rye Street, South Windsor, Connecticut 06074 for the following purposes:
1.	To elect five (5) Directors of the Company.

2.	To consider and approve an advisory (non-binding) proposal on the Company’s executive compensation.

3.	To consider and approve an advisory (non-binding) proposal on the frequency of submission of the vote regarding the Company’s executive compensation.

4.	To ratify the appointment of Wolf & Company, P.C. as independent auditors of the Company for the year ending December 31, 2011.

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
NOTE: The Board of Directors is not aware of any other business to come before the Annual Meeting.
          Pursuant to the Company’s bylaws, the Board of Directors of the Company has fixed the close of business on March 11, 2011, as the record date for the determination of shareholders entitled to vote at the Annual Meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DO ATTEND THE ANNUAL MEETING.

By Order of the Board of Directors

Judy Keppner Clark
Secretary

Rockville, Connecticut
March 23, 2011

PROXY STATEMENT
REPORT OF THE AUDIT COMMITTEE
ELECTION OF DIRECTORS (Proposal 1)
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
ELECTION OF DIRECTORS (Proposal 1)
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (Proposal 2)
ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION (Proposal 3)
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (Proposal 4)
OTHER BUSINESS
SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING
ANNUAL REPORTS
PROXY STATEMENT

ROCKVILLE FINANCIAL, INC.
25 Park Street, Rockville, CT 06066
860-291-3600

PROXY STATEMENT

          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Rockville Financial, Inc. (the “Company” or “Rockville”), the holding company for Rockville Bank (the “Bank”), to be used at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) which will be held at Maneeley’s Banquet Facility, 65 Rye Street, South Windsor, Connecticut on Tuesday, April 26, 2011 at 10:00 a.m., and at any adjournment thereof. This Proxy Statement is expected to be first mailed to shareholders on or about March 23, 2011.
MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
          The Annual Meeting has been called for the following purposes: (1) to elect five Directors of the Company; (2) to consider and approve an advisory (non-binding) proposal on the Company’s executive compensation; (3) to consider and approve an advisory (non-binding) proposal on the frequency of submission of the vote regarding the Company’s executive compensation; (4) to ratify the appointment of Wolf & Company, P.C. as our independent auditors for the year ended December 31, 2011; and (5) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
          If you vote using the enclosed form of proxy, your shares will be voted in accordance with the instructions indicated. Executed but unmarked proxies will be voted FOR the election of the Board’s nominees as Directors; FOR the pay package; FOR an every three year vote on the pay package; and FOR the ratification of the appointment of Rockville’s independent auditors. Except for procedural matters incident to the conduct of the Annual Meeting, the Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy on such matters as determined by a majority of the Board of Directors. The proxies confer discretionary authority to vote on any matter of which Rockville did not have notice at least 30 days prior to the date of the Annual Meeting.
SOLICITATION OF PROXIES
          All costs of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, Directors, officers and other employees of the Company or the Bank may solicit proxies personally, by telephone or other means without additional compensation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the common stock. The Company has also retained Morrow & Co., LLC, a proxy soliciting firm, to assist in the solicitation of proxies at a fee of $6,500, plus reimbursement of certain out-of-pocket expenses.
REVOCATION OF PROXIES
          Shareholders who execute proxies retain the right to revoke them. A shareholder giving a proxy may revoke it at any time prior to its exercise by (i) filing with the Secretary of the Company written notice of revocation, (ii) submitting a duly-executed proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. Unless so revoked, the shares represented by the proxies will be voted according to the shareholder’s instructions on the proxy or, if no instructions are given, in favor of the Proposals described in this Proxy Statement. In addition, shares represented by proxies will be voted as directed by the Board of Directors with respect to any other matters that may properly come before the Annual Meeting or any adjournment. Proxies solicited by this Proxy Statement may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

WHO CAN VOTE
          Only shareholders of record as of the close of business on March 11, 2011, are entitled to vote at the Annual Meeting. As of March 4, 2011, there were approximately 29,504,891 shares of common stock, no par value, (the “Common Stock”) issued and outstanding. The Company has no other class of securities outstanding at this time. Each share of Common Stock is entitled to one vote except as described below. All votes, whether voted in person or by proxy, will be tabulated by the Company’s Inspector of Elections appointed for the Annual Meeting by the Board of Directors. Abstentions and broker non-votes are counted for purposes of establishing a quorum. Pursuant to the Company’s Certificate of Incorporation, shareholders are not entitled to cumulate their votes for the election of Directors. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting (after subtracting any shares in excess of the Limit described below) is necessary to constitute a quorum.
          As provided in the Company’s Certificate of Incorporation, holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to vote with respect to shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person or entity. The Company’s Certificate of Incorporation authorizes the Board of Directors to (i) make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) demand that any person who is reasonably believed to beneficially own Common Stock in excess of the Limit supply information to the Company to enable the Board of Directors to implement and apply the Limit.
VOTING PROCEDURES
          There is no cumulative voting for the election of Directors, and they are elected by a plurality of the vote. At the Annual Meeting, five Directors will be elected (two for shorter terms than the usual four years). Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast at the Annual Meeting. An abstention by a shareholder present or represented at the Annual Meeting will have the same effect as a vote against the proposal to ratify the appointment of the independent auditors. Broker non-votes, however, are not counted as present and entitled to vote on the proposals, and have no effect on that vote. The election of directors is considered a “non-routine” matter. Therefore, if you do not provide your broker or nominee with voting instructions with regard to the election of directors, your broker or nominee will not be able to vote your shares on the director vote. If you prefer, you may vote by using the telephone or Internet. For information on submitting your proxy or voting by telephone or Internet, please refer to the instructions on the enclosed proxy.
          Approval of the Company’s Executive Compensation as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement (Proposal 2). Approval of this non-binding advisory vote on the Company’s executive compensation as described in this Proxy Statement requires the affirmative vote of holders of a majority of our common stock present in person or represented by proxy at the Meeting. Because this proposal is advisory, it will not be binding upon the Board of Directors if approved. However, the Compensation Committee (formerly known as the Human Resources Committee) and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.
          Approval of the frequency of submission of a proposal on the Company’s Executive Compensation (Proposal 3). Approval of this non-binding advisory vote which allows shareholders to indicate whether they prefer an advisory vote on named executive compensation once every one (1), two (2), or three (3) years requires the affirmative vote of holders of a majority of our common stock present in person or represented by proxy at the Meeting. Because this proposal is advisory, it will not be binding upon the Board of Directors if approved. However, the Compensation Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements. We are required to hold the advisory vote on the frequency of the say-on-pay proposal at least once every six years.
          Executed but unmarked proxies will be voted FOR all proposals.
          Except for procedural matters incident to the conduct of the Annual Meeting, the Company does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters as determined by a majority of the Board of Directors.

          Enclosed with this Proxy Statement is the Company’s Annual Report to Shareholders for the year ended December 31, 2010, which includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.
CORPORATE GOVERNANCE
General
          The Company was formed on September 13, 2010 as a state-chartered, stock holding company in anticipation of the second step conversion of its predecessor mutual holding company, Rockville Financial, MHC, Inc. Fifty-five percent of the Company’s common stock was owned by Rockville Financial MHC, Inc., a state-chartered mutual holding company and the Company held all of the common stock of Rockville Bank (the “Bank”). On March 3, 2011 the Company completed a plan of conversion and reorganization (the “Conversion”) whereby Rockville Financial MHC, Inc. converted from a partially public mutual holding company structure to a fully public stock holding company structure. At that time, Rockville Financial MHC, Inc. ceased to exist and Rockville Bank became a wholly-owned subsidiary of Rockville Financial, Inc. References in this proxy statement to the Company prior to the date of the Conversion refer to the old Rockville Financial, Inc. and the financial information in the accompanying Annual Report to Shareholders for the fiscal year ended December 31, 2010 is for the old Rockville Financial, Inc.
          The business and affairs of the Company are managed by or under the direction of its Board of Directors. Members of the Board of Directors inform themselves of the Company’s business through discussions with its President and Chief Executive Officer and with other key members of management, by reviewing materials provided to them, and by participating in meetings of the Board of Directors and its committees.
Risk Oversight
          The Board has the primary responsibility for general risk oversight, the Audit Committee for financial risks. The Board and Audit Committee review and Management implements a risk management system to identify, assess, mitigate, monitor and communicate risks internally. Management is responsible for identifying and assessing for the Board and Audit Committee major risks potentially affecting the business and financial statements of the Company. The Board and the Audit, Compliance and CRA Committees support and provide oversight to Management in the performance of these tasks. The Board’s oversight is also assisted by the Audit and other committees in addressing the risks inherent in their respective areas of oversight. The Board provides effective risk oversight through this system.
          As a regulated banking institution, Rockville Bank is examined periodically by federal and state banking authorities. The results of these examinations are presented to the full Board. Identified issues from such examinations are tracked by Management. These examinations, in addition to the Internal Audit reports, are reviewed by the Audit Committee and, if appropriate, the full Board, and serve as additional risk management tools overseen by the Board. The Compensation Committee also incorporates risk considerations into executive incentive compensation plans.
Independence of Board of Directors and Members of Its Committees
          It is the policy of the Company’s Board of Directors that a majority of its Directors be independent of the Company and its subsidiaries within the meaning of applicable laws and regulations and the listing standards of the NASDAQ Global Select Stock Market.
          Since the Company’s formation in 2004 and conversion in 2011 and for many years prior thereto as a mutual savings bank, Rockville’s Board of Directors has been chaired by an independent member of the Board. That leadership structure reflects the Board’s philosophy that its responsibility to oversee the Company is most appropriately served by having a Board Chairman who is independent. The Chairman of the Board works with the President and Chief Executive Officer on Board procedures so as to maintain objectivity while at the same time taking advantage of the banking experience and insight of management in order to make effective use of the Board for the Company’s benefit. While the Board believes it important to retain the flexibility to allocate the responsibilities of the offices of Chairman of the Board and Chief Executive Officer in any manner that it determines from time to time to be in the best interests of the Company, it has no plans to alter its current philosophy of separation.
          The Company’s Board of Directors has affirmatively determined that the Directors nominated for election at the annual meeting and all Directors of the Company whose terms continue are independent, with the exception of William J. McGurk, the Company’s President and Chief Executive Officer, William H. W. Crawford, IV, the Company’s Senior Executive Vice President (incoming President) and Joseph F. Jeamel, Jr., the Company’s Executive

Vice President until his retirement effective June 30, 2010. The Company’s Board of Directors has also affirmatively determined in accordance with the Company’s Audit Committee Independence Determination Policy that the Board’s Audit Committee is comprised entirely of independent Directors within the meaning of applicable laws and regulations, the listing standards of the NASDAQ Global Select Stock Market and the Company’s corporate guidelines as set forth in the Company’s Audit Committee Charter (see the Company’s proxy statement dated March 23, 2010 for a copy of the Audit Committee Charter). In addition, the Company’s Board of Directors has affirmatively determined that the Board’s Compensation Committee is comprised entirely of independent Directors within the meaning of applicable laws and regulations, and the listing standards of the NASDAQ Global Select Stock Market.
Independence Standards
          As described above, the Company’s Board of Directors examines the independence of its members annually. In order for a Director to be considered independent, the Board must determine that the Director has no material relationship with the Company or its affiliates, either directly or as a partner, shareholder or officer of an organization that has such a material relationship. At a minimum, a Director will not be considered independent if, among other things, the Director:
1.	Has been employed by the Bank or its affiliates in the current year or past three years.

2.	Accepts directly or indirectly any consulting, advisory or other compensatory fee from the Bank or any affilitate thereof, other than in his or her capacity as a member of the Audit Committee, the Board, or any other Board committee and other than fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Bank, provided such compensation is not contingent in any way on continued service.

3.	Has accepted, or has an immediate family member who has accepted, any payments from the Bank or its affiliates in excess of $120,000 during the current or any of the three previous fiscal years (except for board services, retirement plan benefits, non-discretionary compensation or loans made by the Bank in accordance with applicable banking regulations).

4.	Has an immediate family member who is, or has been in the past three years, employed by the Bank or its affiliates as an executive officer.

5.	Has been or has an immediate family member who has been, a partner controlling shareholder or an executive officer of any “for profit” business to which the Bank made or from which it received, payments (other than those which arise solely from investments in the Company’s securities) that exceed five percent of the entity’s or the Bank’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years.

6.	Has been or has an immediate family member who has been a partner, employed as an executive of another entity where any of the Bank’s executives serve on that entity’s compensation committee.

7.	Has been or has an immediate family member who has been a current partner of the Bank’s outside auditor, or was a partner or an employee of the Bank’s outside auditor, who worked on the Bank’s audit at any time during any of the past three years.
Board Meetings and Committees
          The business of the Company’s and the Bank’s Boards of Directors is conducted through monthly meetings and activities of the Boards and their committees. The Board of Directors of the Bank consists of those persons who serve as Directors of the Company. Additionally, members of the Company’s committees serve on the identical committees of the Bank. During 2010, the Board of Directors held twelve regular meetings and four special meetings. No current Director attended fewer than 75% of the aggregate of the Bank’s and the Company’s Board and committee meetings in 2010, of which he or she was a member, during the period he or she was a Director and a committee member.
Director Attendance at Annual Meetings of Shareholders
          It is the Company’s policy to encourage the attendance of each member of the Board of Directors at the Company’s Annual Meeting of Shareholders. The Company expects all of its Directors to attend the Annual Meeting. Last year, all of the Directors attended the 2010 Annual Meeting.

Committees of the Board of Directors
          The Company’s Board of Directors has five committees: the Audit Committee (as described below), the Compensation Committee (as described below), the Asset/Liability Committee, the Executive Committee and the Lending Committee. The Company also has a Nominating Committee whose members include both members of the Company’s Board of Directors and individuals who are not Directors of the Company. See below — The Nominating Committee and Selection of Nominees for the Board. Each of the above committees is a joint committee of the Company and the Bank. The Board of Directors may, by resolution, designate one or more additional committees.
          The Audit Committee, consisting of Directors Thomas S. Mason, Chairman, Stuart E. Magdefrau, Vice Chairman, David A. Engelson, and Raymond H. Lefurge, Jr., meets periodically with the Company’s independent registered public accounting firm and management to review accounting, auditing, internal audit, compliance and financial reporting matters. This committee met six times during the year ended December 31, 2010. Each member of the Audit Committee is independent in accordance with the Company’s Audit Committee Independence Determination Policy, the listing standards of the NASDAQ Global Select Stock Market and the Securities and Exchange Commission’s (“SEC”) Audit Committee independence standards. The Board of Directors has determined that Mr. Lefurge and Mr. Magdefrau are audit committee financial experts under the rules of the SEC. The Audit Committee acts under a written charter adopted by the Board of Directors (see the Company’s proxy statement dated March 23, 2010 for a copy of the Audit Committee Charter). All of the members of the Audit Committee have a basic understanding of finance and accounting and are able to read and understand fundamental financial statements.
          The Compensation Committee currently consists of Directors David A. Engelson, Chairman, C. Perry Chilberg, Vice Chairman, Kristen A. Johnson, Raymond H. Lefurge, Jr. and Rosemarie Novello Papa. This committee met ten times during the year ended December 31, 2010. Each member of the Compensation Committee is independent in accordance with the listing standards of the NASDAQ Global Select Stock Market. There were no Compensation Committee “interlocks” during 2010, which generally means that no executive officer of the Company served as a member of the compensation committee or board of directors of another non-tax-exempt company, an executive officer of which serves on the Company’s Compensation Committee. The Compensation Committee acts under a written charter adopted by the Board of Directors (see the Company’s proxy statement dated March 23, 2010 for a copy of the Compensation Committee Charter).
The Nominating Committee and Selection of Nominees for the Board
          The Company has adopted a Director Nominations Policy (see the Company’s proxy statement dated March 23, 2010 for a copy of the Director Nominations Policy), which sets forth the procedure for selecting (i) Director nominees for election and/or re-election to the Board of Directors at the annual meeting of shareholders, (ii) candidates to fill vacancies on the Board in between annual meetings of shareholders, and (iii) Board members for membership on Board committees. The Director Nomination Policy includes a three tier selection process, beginning with an advisory Nominating Committee, which does not have a formal charter, and whose members consist of the Executive Committee of Rockville Bank’s Board of Directors and prior to the Company’s conversion in March 2011, typically two Corporators of the Mutual Holding Company, although only one Corporator was included in 2010. The current members of the Nominating Committee are Michael A. Bars, C. Perry Chilberg, Joseph F. Jeamel, Jr., Raymond H. Lefurge, Jr., Stuart E. Magdefrau, William J. McGurk, members of the Bank’s Executive Committee, and Keith J. Wolf, Corporator of the Mutual Holding Company prior to the conversion. A new policy will be adopted in 2011 following the annual meeting of shareholders that will establish a Nominating Committee structure consistent with the Company’s structure as a fully public company.
          The Nominating Committee is responsible for identifying and recruiting Director candidates. Director candidates are recommended based upon their character and track record of accomplishments in leadership roles as well as their professional and corporate experience, skills and expertise; and more specifically based upon their observance of the highest standards of business and personal ethics and integrity, their active support of community activities in our market area, and their willingness to participate in appropriate business development efforts and Bank outreach events. The Nominating Committee seeks to align Board composition with Rockville Bank’s strategic direction so that the Board’s members bring skills, experience and background that are relevant to the key strategic and operational issues that they will review, oversee and approve. Because being the best community bank in the market is a cornerstone of Rockville Bank’s strategic direction, community outreach and community leadership are important considerations in reviewing and selecting director candidates. Because the Company is a financial institution, familiarity with financial matters is another important consideration. The

Nominating Committee and the other members of the Board view the Company’s Board of Directors as a deliberative body and seek members who are willing to learn from each other and deliberate issues as they arise.
          The Company does not have a diversity policy relating to Board membership, nor has it articulated a specific definition of diversity in this context.
          The Nominating Committee makes its recommendations to the independent members of the Company’s Board of Directors. The independent members of the Board of Directors, by majority vote, recommend Director nominees to the full Board for election and/or re-election to the Board at the annual meeting of shareholders and, if necessary, candidates to fill vacancies on the Board in between annual meetings of the shareholders. In making such recommendations, the independent Directors consider the recommendations of the Nominating Committee but may recommend Director nominees not recommended or considered by the Nominating Committee. This was the case in May 2010 and February 2011 with the appointments of Ms. Johnson and Mr. Crawford, respectively, to fill newly created vacancies on the Board.
          The Board of Directors then recommends to the shareholders Director nominees for election and/or re-election to the Board at the annual meeting of shareholders only from the candidates recommended by the independent Directors and in accordance with the foregoing procedure.
          The Nominating Committee also reviews and makes recommendations to the Board regarding the re-nomination of each of the Company’s current Directors based on the Director’s performance and the applicability and relevance of his or her background, skills and experience to the Company’s corporate strategy at that time.
          Each nominee for election as a Director at the annual meeting described below under “Election of Directors (Proposal 1)” was recommended to the independent members of the Board by the Nominating Committee in accordance with the procedures set forth above. In determining to recommend re-election of those Directors whose terms expire in 2011, the Nominating Committee and the independent members of the Board reviewed the specific credentials of the five nominees and the collective skill set and experience of the Board. Although the Nominating Committee and Board considered all aspects of the nominees’ credentials and experience, the following attributes were influential in their determinations:
          Mr. Chilberg is an entrepreneur who owns a business with both a consumer retail function and a manufacturing component. His business experience as an entrepreneur in the community is valuable to the Board’s overall capabilities.
          Mr. Crawford joined the Company in January 2011 as Senior Executive Vice President of Rockville Financial, Inc. and Rockville Bank and will hold this position until Mr. McGurk’s planned retirement in April 2011, at which time Mr. Crawford will become the President and Chief Executive Officer of both entities. Prior to joining the Bank, Mr. Crawford served as Senior Regional Vice President, Eastern Virginia Commercial Banking, Wells Fargo Bank, N.A based in Norfolk, Va. Prior to this, he was Executive Vice President, Commercial Banking Group, Wachovia, a Wells Fargo Company based in Norfolk, Virginia. Mr. Crawford has been active as a director or trustee for numerous education, arts and economic development-focused community organizations in North Carolina, Florida and Virginia. His banking and related business and leadership experience, as well as his community service experience, are valuable to the Board’s overall capabilities.
          Mr. Jeamel had been, prior to his retirement in 2010, a senior officer of the Company since its formation in 2004 and of Rockville Bank since 1990 and, before that had approximately 45 years with other Connecticut banks. He has had both operational and financial responsibilities at both institutions. He was one of two management directors on the Board. He is also active on the board of directors of a significant social services agency in the community. His banking and related business and leadership experience, as well as his community service experience, are valuable to the Board’s overall capabilities.
          Ms. Johnson has worked for Connecticut Water Company in Connecticut since 2007 and prior to joining Connecticut Water Company, she served as Senior Vice President, Human Resources and, Organizational Development Officer, at Rockville Bank since 1996. Her human resources leadership and banking and related business experience, as well as her community service experience, are valuable to the Board’s overall capabilities.
          Ms. Papa has served as the Chairman and continues to serve as a member of the board of directors of the primary voluntary healthcare institution in the community. She also serves on the board of directors a local community college. Her leadership and community service experience are valuable to the Board’s overall capabilities.
          The nine remaining members of the Company’s Board are currently serving terms that expire in 2012, 2013 and 2014. The Nominating Committee and the Board do not consider the qualifications of these individuals annually. However, in reviewing the candidates for nomination or re-nomination each year, the Nominating Committee and Board do consider the mix of talents and experience of the entire Board. Among other things, the Nominating Committee and the Board consider the following qualities or experience of those members whose terms expire in 2012, 2013 and 2014 to be significant:
          Mr. Bars is a partner with one of the largest law firms headquartered in the community and serves on the boards of directors of numerous community organizations. His legal and community service experience are valuable to the Board’s overall capabilities.
          Ms. Guenard is an entrepreneur who built her own company in the community and then became a senior officer of a business with significant visibility in the business community. Her experience as an entrepreneur and participation in the business community are valuable to the Board’s overall capabilities.
          Mr. Mason was for over thirty years prior to his retirement the president and treasurer of a prominent insurance agency in the community. His long term experience as an entrepreneur in both the business and retail residential markets in the community are valuable to the Board’s overall capabilities.
          Mr. Olson is the owner of a retail furniture business in the community. His long term experience as an entrepreneur in the retail business community is valuable to the Board’s overall capabilities.
          Mr. Lefurge is a certified public accountant and the president of an accounting firm located in the community. He also is a financial expert. His financial and leadership experience are valuable to the Board’s overall capabilities.
          Mr. Magdefrau is also a certified public accountant practicing with an accounting firm located in the community that he founded. He also is a financial expert. His financial and leadership experience are valuable to the Board’s overall capabilities.
          Mr. McGurk has been the Company’s President and CEO since its formation in 2004 and the President and CEO of Rockville Bank since 1980. Mr. McGurk and Mr. Crawford are the only management directors on the Board. He is active in numerous community non-profits. In addition to his intimate knowledge of the Company’s operations, his 45 years of banking experience and leadership qualities are valuable to the Board’s overall capabilities.
          Mr. Engelson is the executive director of one of the community’s most active and visible social service agencies and is a prior elementary school principal in the community. His long time significant leadership and involvement in community service are valuable to the Board’s overall capabilities.
          Mr. Tkacz is an entrepreneur who owns two community businesses with a significant presence in the construction and residential homeowner markets. His experience as an entrepreneur and participation in the business community are also valuable to the Board’s overall capabilities.
Shareholder Nominations for the Board
          Nominations by shareholders of record will be considered by the Nominating Committee if such nomination is submitted in writing to the Secretary of the Company either by mail or in person at the principal offices of the Bank located at 25 Park Street, Rockville, Connecticut 06066 not less than 100 days prior to any meeting of shareholders called for the election of Directors; provided however, that if fewer than 100 days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered in person to the Secretary of the Company prior to the earlier of the close of business on the 10th day following (i) the date on which notice of such meeting was given to shareholders; or (ii) the date on which a public announcement of such meeting was first made.
          To be considered, the shareholder’s nomination must contain (i) the name, age, business address and residence address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the total number of shares of common stock of the Company that will be voted for each proposed nominee; (iv) the name and address of the notifying shareholder; (v) the number of shares of common stock of the Company that are beneficially owned by the notifying shareholder; (vi) any other information relating to the proposed nominee as required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (vii) the nominee’s written consent to serve as a Director if elected.
Code of Ethics
          The Company’s Standards of Conduct Policy is designed to promote the highest standards of ethical and professional conduct by the Company’s Directors, executive officers, including the principal executive officer, the principal accounting officer and employees and is adopted annually. The Standards of Conduct Policy requires that the Company’s Directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Standards of Conduct Policy, Directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Standards of Conduct Policy.
          The Company also has a Whistleblower Policy, which is incorporated into the Standards of Conduct Policy, that requires Directors, executive officers and employees to comply with appropriate accounting and internal controls and establishes procedures to report any perceived wrongdoing, questionable accounting or auditing matters in a confidential and anonymous manner. The Whistleblower Policy also prohibits the Company from retaliating against any Director, executive officer or employee who reports actual or apparent violations of the Standards of Conduct Policy. A copy of the Standards of Conduct Policy, including the Whistleblower Policy is available, without charge, upon written request to Marliese L. Shaw, Investor Relations, Rockville Financial, Inc., 25 Park Street, Rockville, CT 06066.
Shareholder Communications with the Board
          The Company endeavors to ensure that the Board of Directors or individual Directors, if applicable, consider the views of its shareholders, who may communicate with the Board of Directors by sending a letter or an e-mail to the Company’s Secretary, Judy Keppner Clark (jkeppner@rockvillebank.com) or by written correspondence to the Board of Directors or an individual Director with a copy to Ms. Keppner Clark. All communications to the Board will be reviewed by the Company’s Chairman and President, with appropriate recommendations then being made to the Board. The Company believes that this procedure allows the Board to be responsive to shareholder communications in a timely and appropriate manner.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
General
          The Audit Committee has appointed Wolf & Company, P.C. as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2011, subject to ratification by the shareholders. In making its selection, the Audit Committee considered whether Wolf & Company, P.C.’s provision of services other than audit services is compatible with maintaining the independence of Rockville’s independent accountants. In addition, the Audit Committee reviewed the fees proposed by Wolf & Company, P.C for audit related services and tax services for the year ended December 31, 2011, and concluded that those fees are compatible with the independence of Wolf & Company, P.C.
Audit Fees
          The Audit Committee reviewed the fees described below for audit related services and tax services and concluded that those fees are compatible with the independence of Wolf & Company, P.C. for the years ended December 31, 2010 and 2009. The following table sets forth the aggregate fees billed by Rockville’s independent registered public accounting firm, Wolf & Company, P.C. for the years ended December 31, 2010 and 2009:

	December 31,
	2010	2009
	(In Thousands)
Audit Fees (1)	$345	$327
Tax Preparation Fees (2)	42	38
Information Technology (3)	42	30
S-1 Review and Consulting Fees (4)	115	—
Compliance Fees (5)	129	—

Total	$673	$395

(1)	Includes estimated fees for the financial statement audit of the Company, the audit of internal control over financial reporting, quarterly reviews and the HUD compliance audits and agreed-upon procedures for Rockville Bank and Rockville Bank Mortgage, Inc.

(2)	Consists of tax return preparation and tax-related compliance and services.

(3)	Consists of Wolfpac Information Technology, Customer Information and Financial Reporting risk assessment modules and implementation costs.

(4)	Includes fees for review and consulting on the preparation of the Registration Statement on Form S-1 of Rockville Financial New, Inc.

(5)	Consists of fees for review of HMDA compliance.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor
          Consistent with SEC requirements regarding auditor independence, the Audit Committee is required to pre-approve all audit and permissible non-audit services provided by the independent auditor. The Committee reviews annually and pre-approves all audit and permitted non-audit services rendered by the Company’s independent auditors in accordance with the Company’s Audit Committee Charter.
          All engagements of the independent auditor to perform any audit services and non-audit services during 2010 were pre-approved by the Audit Committee in accordance with the pre-approval policy. The policy has not been waived in any instance.

REPORT OF THE AUDIT COMMITTEE
          In accordance with rules adopted by the SEC, the Audit Committee of the Company’s Board of Directors submits this report for 2010.
          The Audit Committee met six times during the year ended December 31, 2010. The Audit Committee’s responsibilities are to:
•	oversee the external audit of management’s annual financial statements;

•	oversee the internal audit function and the system of internal controls;

•	oversee management of the compliance function; and

•	oversee regulatory reporting.
          The Audit Committee, which is appointed by the Board of Directors, is composed solely of independent Directors in accordance with the Company’s Audit Committee Independence Determination Policy and the rules of the NASDAQ Global Select Stock Market and the SEC. The Audit Committee recommended, and the Board of Directors has adopted, a written Audit Committee Charter (see the Company’s proxy statement dated March 23, 2010 for a copy of the Audit Committee Charter). In addition, the Audit Committee has taken the following actions:
•	Reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2010 with management of the Company.

•	Discussed with the Company’s independent auditors the matters required to be discussed under Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•	Discussed and received written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Standard No. 1 (“Independence Discussions With Audit Committees”).
          Based upon the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, which will be filed with the SEC on March 10, 2011.
March 3, 2011
The Audit Committee:
Thomas S. Mason, Chairman
Stuart E. Magdefrau, Vice Chairman
David A. Engelson
Raymond H. Lefurge, Jr.

ELECTION OF DIRECTORS
(Proposal 1)
          The Certificate of Incorporation of the Company provides that the number of Directors shall be as stated in the Company’s Bylaws but shall not be fewer than eight nor more than sixteen. The Certificate of Incorporation further provides that the number of Directors shall only be increased or decreased by the Board of Directors. Currently, the Board of Directors has set the number of Directors at fourteen. The Company’s Bylaws provide that no person age 70 or older is eligible for election and/or re-election as a Director; however, the Company is making an exception to the retirement age policy at this time and allowing for the re-nomination of Mr. Joseph F. Jeamel, Jr. for a two-year term in order to assist with the Company’s transition to a new fully public company through the second step conversion completed in March 2011.
          Five Directors will be elected at the Annual Meeting to serve for two-year, three-year and four-year terms, as applicable, and until his or her successor is elected and qualified. Following the recommendation of the Nominating Committee, the independent members of the Board of Directors have recommended and nominated C. Perry Chilberg, William H. W. Crawford, IV, Joseph F. Jeamel, Jr, Kristen A. Johnson, and Rosemarie Novello Papa, all current Board members, for re-election as Director. There are no arrangements known to Management between C. Perry Chilberg, William H. W. Crawford, IV, Joseph F. Jeamel, Jr, Kristen A. Johnson, and Rosemarie Novello Papa and any other person pursuant to which such nominee was selected, except that Mr. Crawford’s employment agreement provides that he will be nominated for a Board position during the term of the agreement. Mr. Chilberg, Ms. Johnson and Ms. Papa are nominated for four-year terms to expire in 2015, Mr. Crawford is nominated for a three-year term to expire in 2014, and Mr. Jeamel is nominated for a two-year term to expire in 2013. At each annual meeting, nominees for the class of Directors whose terms expire at that meeting shall be considered for election to serve two-year, three-year and/or four-year terms and until their successors are elected and qualified.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION
OF THE ABOVE NOMINEES FOR DIRECTOR UNDER PROPOSAL 1.
          The persons named on the enclosed proxy intend to vote for the election of Mr. Chilberg, Mr. Crawford, Mr. Jeamel, Ms. Johnson and Ms. Papa , unless the proxy is marked by the shareholder to the contrary. If Mr. Chilberg, Mr. Crawford, Mr. Jeamel, Ms. Johnson or Ms. Papa is unable to serve, all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend, or the Board of Directors may determine to reduce the number of directorships to eliminate the resulting vacancy. The Board knows of no reason why Mr. Chilberg, Mr. Crawford, Mr. Jeamel, Ms. Johnson or Ms. Papa might be unavailable to serve. The table below and on the following pages sets forth certain information with respect to Mr. Chilberg, Mr. Crawford, Mr. Jeamel, Ms. Johnson and Ms. Papa, and each Director continuing in office.
NOMINEE FOR DIRECTOR FOR TWO YEAR TERM TO EXPIRE IN 2013

	Director
	Age(1)	Since(2)

Joseph F. Jeamel, Jr.	71	2007
Mr. Jeamel joined Rockville Bank in 1990. He served as Senior Vice President and Chief Financial Officer of Rockville Bank until 2003 when he was promoted to Executive Vice President. In 2005, he was promoted to Chief Operating Officer of Rockville Bank and was appointed Executive Vice President of the Company. Mr. Jeamel retired from his positions with Rockville Bank and the Company on June 30, 2010, but still consults for Rockville Bank.

NOMINEE FOR DIRECTOR FOR THREE YEAR TERM TO EXPIRE IN 2014

	Director
	Age(1)	Since(2)

William H. W. Crawford, IV	45	2011
Mr. Crawford joined Rockville Bank in January 2011 as the named successor to Mr. McGurk as President and Chief Executive Officer. Prior to joining the Bank, Mr. Crawford served as Senior Regional Vice President, Eastern Virginia Commercial Banking, Wells Fargo Bank, N.A based in Norfolk, Virginia and its predecessor bank, Wachovia Bank, in various executive positions.

NOMINEES FOR DIRECTOR FOR FOUR YEAR TERMS TO EXPIRE IN 2015

	Director
	Age(1)	Since(2)

C. Perry Chilberg	62	1999
Mr. Chilberg is the Vice President and majority owner of Bergson Tire, Co., Inc., an automotive tire retail business and a manufacturer of truck tire retreads, located in Ellington, Connecticut.

Kristen A. Johnson	44	2010
Ms. Johnson has worked for the Connecticut Water Company in Clinton, Connecticut since May 2007, was promoted to Vice President Human Resources in December 2007 and was appointed Corporate Secretary of the company in November 2010. Prior to joining Connecticut Water Company, she served as Senior Vice President, Human Resources and Organizational Development Officer at Rockville Bank.

Rosemarie Novello Papa	65	2007
Ms. Papa is Past Chair of the Board of Trustees for Eastern Connecticut Health Network and a member of the Board of Trustees for Manchester Community College Foundation.

CONTINUING DIRECTORS (TERMS TO EXPIRE IN 2012)

	Director
	Age(1)	Since(2)

Michael A. Bars, Vice Chairman	55	2003
Mr. Bars is a partner with the law firm of Kahan, Kerensky & Capossela, LLP, a general practice law firm with offices in Vernon and Mansfield, Connecticut and the President and a director of Ellington Ridge Country Club, Inc. and Ellington Purchasing Corp.

Pamela J. Guenard	48	2007
Ms. Guenard has been a Vice President at Don Brooks & Associates, Inc. since 2004, a firm specializing in income tax preparation, bookkeeping and payroll services, located in South Windsor, Connecticut. Ms. Guenard is also an owner of Dovetail Woodworks, Inc., a privately held manufacturer of cedar outdoor furniture, located in Ellington, Connecticut.

Thomas S. Mason	71	1989
Mr. Mason was, for over thirty years, the owner, President and Treasurer of L. Bissell and Son, Inc., an insurance agency, located in Rockville, Connecticut, until he retired in 1995.

Peter F. Olson	70	1980
Mr. Olson is the owner of Ladd & Hall Co., Inc., a privately held retail furniture company located in Rockville, Connecticut, and the Chairman of Vernon Housing Authority.
CONTINUING DIRECTORS (TERMS TO EXPIRE IN 2013)

	Director
	Age(1)	Since(2)

Raymond H. Lefurge, Jr., Chairman	61	2003
Mr. Lefurge is a certified public accountant. He is the majority shareholder of the auditing, tax and accounting services firm of Lefurge & Gilbert, PC, CPAs, located in Vernon, Connecticut, where he also holds the position of President.

	Director
	Age(1)	Since(2)
Stuart E. Magdefrau	56	1995
Mr. Magdefrau is a certified public accountant, practicing with the firm of Magdefrau, Renner & Ciaffaglione LLC, CPAs, located in Vernon, Connecticut. He was the founding partner of the firm but no longer has an ownership interest in it. He is also the Treasurer of Ellington Ridge Country Club, Inc. and Ellington Purchasing Corp.

	Director
	Age(1)	Since(2)

William J. McGurk	69	1981
Mr. McGurk joined Rockville Bank in 1980, as President and Chief Executive Officer. In 1981, Mr. McGurk was elected to the Board of Directors. He has over twenty-nine years of commercial and thrift banking experience with Rockville Bank and forty-four years of banking experience.

CONTINUING DIRECTORS (TERMS TO EXPIRE IN 2014)

	Director
	Age(1)	Since(2)

David A. Engelson	67	1998
Mr. Engelson was, for nineteen years, the Supervisory Principal of Center Road Elementary School, located in Vernon, Connecticut, until he retired in 2002. He is currently the Executive Director of Hockanum Valley Community Council, Inc., a social service agency, located in Vernon, Connecticut.

Richard M. Tkacz	58	2007
Mr. Tkacz is the owner of Rich’s Oil Service, Inc. and Rich’s Plumbing, Heating and Air Conditioning, Inc., privately held oil distributing and HVAC companies located in Enfield, Connecticut.

(1)	Ages presented are as of December 31, 2010.

(2)	The reported date is the date the individual became a Director of Rockville Bank.
INFORMATION ABOUT EXECUTIVE OFFICERS
Executive Officers of Rockville Financial, Inc.
     The following individuals are the executive officers of Rockville Financial, Inc. and hold the offices set forth below opposite their names.

Name	Age(1)	Position
William J. McGurk	69	President and Chief Executive Officer
William H.W. Crawford, IV	45	Senior Executive Vice President
Christopher E. Buchholz	56	Executive Vice President
Richard J. Trachimowicz	56	Executive Vice President
John T. Lund	40	Senior Vice President, Chief Financial Officer and Treasurer
Judy Keppner Clark	51	Secretary

(1)	Ages presented are as of December 31, 2010.
          The executive officers of Rockville Financial, Inc. are elected annually and hold office until their respective successors have been elected or until death, resignation, retirement or removal by the Board of Directors.
Executive Officers of Rockville Bank
          The following individuals are the executive officers of Rockville Bank and hold the offices set forth below opposite their names:

Name	Age(1)	Position
William J. McGurk	69	President and Chief Executive Officer
William H.W. Crawford, IV	45	Senior Executive Vice President
Christopher E. Buchholz	56	Executive Vice President
Richard J. Trachimowicz	56	Executive Vice President
John T. Lund	40	Senior Vice President, Chief Financial Officer and Treasurer
Richard C. DiChiara	60	Senior Vice President, Retail Banking Officer
Mark A. Kucia	47	Senior Vice President, Commercial Banking Officer
Laurie A. Rosner	46	Senior Vice President, Marketing and Administrative Services Officer
Darlene S. White	53	Senior Vice President, Operations Officer

(1)	Ages presented are as of December 31, 2010.
          The executive officers of Rockville Bank are elected annually and hold office until their respective successors have been elected or until death, resignation, retirement or removal by the Board of Directors.
Biographical Information of Executive Officers of Rockville Bank Who Are Not Directors
Christopher E. Buchholz, Executive Vice President, joined Rockville Bank in June 2006 and served as the Commercial Banking Market Executive until he was appointed to the position of Senior Vice President, Senior Commercial Banking Officer in late 2006. He was promoted to his current position in July 2007. Prior to joining the Bank, Mr. Buchholz served as Senior Vice President, Market Manager, Business Banking at Bank of America.
Richard J. Trachimowicz, Executive Vice President, joined Rockville Bank in May 1996 and served as the Senior Vice President, Retail Banking Officer until he was appointed to the position of Senior Vice President, Human Resources and Organizational Development Officer in 2007. In April 2010 he was promoted to his current position. Prior to 1996, Mr. Trachimowicz served as Manager of Sales and Customer Service for Northeast Savings, located in Hartford, Connecticut.
John T. Lund, Senior Vice President, Chief Financial Officer and Treasurer, joined Rockville Bank in December 2008. Prior to joining the Bank, Mr. Lund served as a Bank Examiner with the Federal Deposit Insurance Corporation (“FDIC”), out of the Hartford, Connecticut office since 1993.
Richard C. DiChiara, Senior Vice President, Retail Banking Officer, joined Rockville Bank in November 2007. Prior to joining the Bank, Mr. DiChiara served as Senior Vice President, Business Banking at Bank of America. Prior to his transition to Bank of America in 2005, Mr. DiChiara served as Senior Vice President, Business and Professional Services at Webster Bank.

Judy Keppner Clark, Assistant Vice President, Corporate Secretary, joined Rockville Bank in August 1996. She has served in various positions at Rockville Bank, including Teller and Fiscal Assistant.
Mark A. Kucia, Senior Vice President, Commercial Banking Officer, joined Rockville Bank in October 2005 and served as the Vice President, Senior Commercial Real Estate Lender until he was promoted to his current position in August 2007. Prior to joining the Bank, Mr. Kucia served as Vice President, Senior Commercial Real Estate Lender at Liberty Bank located in Middletown, Connecticut.
Laurie A. Rosner, Senior Vice President, Marketing and Administrative Services Officer, joined Rockville Bank in July 1991. She has served in various positions at Rockville Bank, including Assistant Corporate Secretary.
Darlene S. White, Senior Vice President, Operations Officer, joined Rockville Bank in April 2006. Prior to joining the Bank, Ms. White served as Chief Operating Officer at the Polish National Credit Union, located in Chicopee, Massachusetts.
BENEFICIAL OWNERSHIP OF COMMON STOCK BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
          The table below sets forth information as of March 4, 2011, with respect to principal beneficial ownership of Common Stock by each Director and each of the Named Executive Officers, and by any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock and with respect to ownership of Common Stock by all Directors and Named Executive Officers of the Company and the Bank as a group.

	Number of Shares
	Beneficially		Percent of
Name and Address of Beneficial Owner	Owned(1)		Class (2)

Independent Directors:
Michael A. Bars	54,870	(3)	*
C. Perry Chilberg	79,308	(4)	*
David A. Engelson	83,534	(5)	*
Pamela J. Guenard	11,431	(6)	*
Joseph F. Jeamel, Jr.	188,085	(7)(20)	*
Kristen A. Johnson	36,694	(8)(20)	*
Raymond H. Lefurge, Jr.	77,017	(9)	*
Stuart E. Magdefrau	64,454	(10)	*
Thomas S. Mason	51,010	(11)	*
Rosemarie Novello Papa	16,685	(12)	*
Peter F. Olson	111,730	(13)	*
Richard M. Tkacz	13,060	(14)	*

Named Executive Officers:
William J. McGurk	346,741	(15)(20)	1.18%
Christopher E. Buchholz	70,981	(16)(20)	*
Richard J. Trachimowicz	67,276	(17)(20)	*
John T. Lund	7,337	(18)(20)	*
Mark A. Kucia	26,624	(19)(20)	*

All Directors and Executive Officers as a Group (21 persons)	1,346,280		4.56%

*	Less than 1% of the common stock outstanding.

(1)	Based on information provided by the respective beneficial owners and on filings with the Securities and Exchange Commission made pursuant to the Securities Exchange Act of 1934.

(2)	Based on approximately 29,504,891 shares of common stock issued and outstanding as of March 4, 2011.

(3)	Includes 15,167 shares of restricted common stock and 13,953 exercisable options to purchase common stock.

(4)	Includes 21,234 shares held by his wife, 7,720 shares held by adult child, 15,167 shares of restricted common stock and 13,953 exercisable options to purchase common stock.

(5)	Includes 7,583 shares held by his wife, 15,167 shares held jointly with his wife, 18,919 shares of restricted common stock and 15,925 exercisable options to purchase common stock.

(6)	Includes 4,303 shares held jointly with her husband and 6,370 exercisable options to purchase common stock.

(7)	Includes 62,714 shares of restricted common stock and 76,743 exercisable options to purchase common stock.

(8)	Includes 1,062 exercisable options to purchase common stock.

(9)	Includes 19,717 shares held jointly with his wife, 10,616 shares held by his wife, 14,864 shares of restricted common stock and 13,953 exercisable options to purchase common stock.

(10)	Includes 13,650 shares held jointly with his wife, 13,651 shares of restricted common stock and 13,953 exercisable options to purchase common stock.

(11)	Includes 7,583 shares held in the Thomas S. Mason Trust, of which Mr. Mason is the trustee, and 8,583 shares held in the Susan C. Mason Trust, of which Mrs. Mason is the trustee. Also includes 18,919 shares of restricted common stock and 15,925 exercisable options to purchase common stock.

(12)	Includes 6,370 exercisable options to purchase common stock.

(13)	Includes 52,334 shares held by his wife, 100 shares held as custodian for minors, 14,409 shares of restricted common stock and 13,953 exercisable options to purchase common stock.

(14)	Includes 1,213 shares held by his wife and 6,370 exercisable options to purchase common stock.

(15)	Includes 22,750 shares held jointly with his wife, 102,976 shares of restricted common stock and 138,808 exercisable options to purchase common stock.

(16)	Includes 13,452 shares of restricted common stock and 40,057 exercisable options to purchase common stock.

(17)	Includes 4,701 shares held jointly with his wife, 6,280 shares of restricted common stock and 22,409 exercisable options to purchase common stock.

(18)	Includes 303 shares held jointly with his wife, 907 shares of restricted common stock and 5,187 exercisable options to purchase common stock.

(19)	Includes 4,258 shares of restricted common stock and 10,744 exercisable options to purchase common stock.

(20)	Includes shares allocated to the account of the individuals under the Rockville Bank Employee Stock Ownership Plan. The respective individuals have vested shares as follows: Mr. Jeamel — 2,183 shares; Ms. Johnson — 5,205 shares; Mr. McGurk — 15,695 shares; Mr. Buchholz — 7,318 shares; Mr. Trachimowicz — 11,864 shares; Mr. Lund — 681 shares and Mr. Kucia — 7,419 shares.
Section 16(a) Beneficial Ownership Reporting Compliance
          Based solely upon a review of information furnished to the Company pursuant to Rule 16a-3(e) during the year ended December 31, 2010, all of the Company’s Directors and Executive Officers subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 filed all required reports on a timely basis.
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
          Rockville Financial Inc. had a successful year. Our total assets increased $106.7 million, or 6.8%, to $1.7 billion at December 31, 2010, primarily due to a $49.5 million, or 3.6%, increase in loans and additional deposits of $90.2 million, or 8.0%. The Company earned $12.3 million in 2010 compared to earnings of $9.7 million for the year ended December 31, 2009. We accomplished this during a year that continued to see many financial institutions incur sizable operating losses caused by sharp write-downs of asset valuations and rising loan losses.
          A significant amount of our executives’ compensation is intended to reflect our performance and align our executives with shareholder interests. As a result of our 2010 performance, the Named Executive Officers (and other officers) received annual incentive bonuses as part of our Officer Incentive Compensation Plan. Awards were based on a combination of Company and individual performance and resulted in payouts of 102% of target. The bonuses were based upon objective goals determined at the beginning of the 2010 fiscal year, which were reviewed at the end of the year by the Compensation Committee (the “Committee”). The Committee believes that the payouts are reflective of the performance achieved by the Named Executive Officers during the year.
          Executives also received stock option and restricted stock grants intended to be in line with industry practice and reflective of our performance.
          Throughout this year and despite the general banking environment, we maintained focus on our core business objectives. We believe that our compensation plans were a driving force behind our ability to remain focused and significantly increase shareholder value. The Committee is satisfied that the compensation to the Named Executive Officers reflects the implementation of the Company’s stated compensation philosophy and our sustained performance. We believe our plans have an appropriate pay-

for-performance orientation and serve to motivate the executives to act in the Company’s and shareholders’ best interests.
          The following discussion provides detailed information on the compensation practices related to our Named Executive Officers for fiscal year 2010. All Named Executive Officers of the Company are also Named Executive Officers of the Bank. Equity compensation for Named Executive Officers is paid by the Company while cash compensation and benefits are provided by the Bank. We summarize our philosophy and guiding principles as well as our decision process and the outcomes of that process.
Objectives of the Company’s Compensation Programs and Compensation Philosophy
          The Company’s executive compensation philosophy is designed to support the Bank’s business objectives to be “Connecticut’s Best Community Bank” by adopting a total compensation program that is, market-based, tied to performance and aligned with shareholders’ interests. We believe the Bank’s objective of remaining community centric, focusing on quality personal service, and expanding its lending activities, banking networks and consumer products, will be enhanced by this strategy.
          Our compensation programs are designed to consider competitive market data, specific role functions that may be unique to our structure, internal equity and the performance of both the individual and the Company. We believe this approach will help us attract, retain and reward the best employees, fulfill the Company’s growth objectives and promote shareholder value.
          Our executive compensation philosophy is also intended to provide a balanced approach to rewarding performance across many different types of individual and financial performance measures and over short and long-term horizons. We believe this approach also mitigates the risk to the business by limiting the focus on one particular area of performance to the detriment of the health of the Company as a whole over the long- or short-term.
Risk Assessment
          Our executive compensation philosophy is meant to provide a balanced approach to rewarding performance across many different types of individual and financial performance measures. This approach also mitigates the risk to the business that the behaviors motivated by the compensation plans will be focused on one particular area of performance to the detriment of the health of the Company as a whole over the long- or short-term.
          In addition, as a regulated community bank, Rockville has always adhered to a conservative and balanced approach to risk in general. Our management and Board conduct regular reviews of our business to ensure we remain within appropriate regulatory guidelines and appropriate practice. In addition, we are periodically examined by the Federal Deposit Insurance Corporation and the Connecticut Banking Department.
          After a thorough review of our philosophy and evaluating the fiscal year 2009 compensation plan results, we concluded that our compensation programs provide appropriate balance across many performance measures, controls on the range of payouts, and ultimately allows Committee discretion in making awards. Therefore, we do not believe that there is any material risk to the Company posed by our compensation plans.
Role of the Compensation Committee, Management and the Compensation Consultant in the Executive Compensation Process
Role of the Compensation Committee
          The Compensation Committee (the “Committee”) of our Board of Directors is responsible for discharging the Board of Directors’ (the “Board”) responsibilities in determining compensation paid to our Named Executive Officers, as well as all other executive officers (other than payments or benefits that are generally available to all other employees of the Company). Five members of the Board of Directors sit on the Compensation Committee, each of whom is an independent director under the NASDAQ Global Select Market listing requirements. To fulfill its responsibilities, the Committee meets throughout the year (ten times in 2010) and also takes action by written consent. The Chairman of the Committee reports on Committee actions at meetings of the Company’s Board.

Responsibilities of the Compensation Committee include:
•	Setting the overall compensation philosophy for executive officers.

•	Evaluating the performance of the Chief Executive Officer and determining all elements of compensation.

•	Ensuring corporate goals and objectives for incentives are consistent with business and/or strategic plans approved by the Board of Directors.

•	Making decisions related to base salary, short-term and long-term incentives payable to executives officers.

•	Reviewing the mix of total compensation to ensure all elements meet desired objectives and overall compensation philosophy.

•	Assessing the material risks posed by the compensation plans of the Company.

•	Reviewing and approving all disclosures related to executive compensation contained in the proxy statement.
          A committee of the Board of Directors, the Stock Awards Committee, comprised of all members of the Board, was developed during 2007 to assist in setting the Company’s equity grant strategy and approving stock allocations. This was done to ensure the Board had proper education and information related to stock practices at the Company. All members of the Compensation Committee participate in the Stock Awards Committee in order to ensure that the Compensation Committee has the information and continuity needed to review total compensation. The Stock Awards Committee met once during 2010, primarily for the purposes of setting equity grant strategy and approving stock allocation awards.
          Both the Compensation and Stock Awards Committees have the authority and resources to obtain advice and assistance from appropriate advisors in carrying out their responsibilities. Both Committees meet in executive session where each Committee deliberates independent of management.
Role of the Compensation Consultant
          For 2010, the Committee retained Pearl Meyer & Partners (“Consultant”), an independent consulting firm to provide advice related to executive compensation and equity compensation. The Committee has direct access to the consultant and periodically requests analyses, education and advice related to best practices and trends in the market related to executive compensation and benefits. The Consultant does not provide any other services to the Company or the Bank.
          In 2010, the Committee requested that the Consultant attend two meetings in person. In addition, the Consultant attended one meeting telephonically to brief the Committee on trends and legislation in compensation that may affect the Company or the Bank. The Committee engaged the Consultant to conduct an executive compensation review during the year 2010.
Role of the Company’s Management
          The Company’s management provides information and input, as requested by the Compensation Committee to facilitate decisions related to executive compensation. At the start of each year, the Chief Executive Officer develops proposed Company goals and objectives that are reviewed and approved by the Board of Directors. Performance measures for the incentive plan are based on the Board approved goals.
          Members of management may be asked to provide input relating to potential changes in compensation programs for review by the Compensation Committee. The Chief Executive Officer and the Executive Vice President Human Resources provide the Committee and other advisors with Company information related to the Committee’s needs.
          The Compensation Committee occasionally requests members of senior management to be present at Committee meetings where executive compensation and Company or individual performance are discussed and evaluated. Executives are free to provide insight, suggestions or recommendations regarding executive compensation. However, only independent Committee members are allowed to vote on decisions regarding executive compensation.
          Typically, following the Annual Meeting of Shareholders, the Chief Executive Officer reviews executive performance with the Committee and makes recommendations relating to executive compensation decisions. The Committee meets with the Chief Executive Officer to discuss his own performance and compensation package, but ultimately decisions regarding his package are made solely based upon the Committee’s deliberations. Decisions regarding other executives are made by the Committee considering recommendations from the Chief Executive Officer. The Committee also relies on data and advice provided by its Consultant and legal advisor.
Inputs to Committee Decisions
Competitive Benchmarking
          Understanding the competitive landscape is a key element the Committee considers in setting program targets and making compensation decisions. The Committee relies on data and advice of Pearl Meyer & Partners, an independent consulting firm which provides benchmarking data, best practices information and general education to members of the Committee as needed throughout the year. Pearl Meyer & Partners completed a comprehensive market assessment in June 2010 which the Committee used to assess the competitiveness and appropriateness of its programs and to provide guidance for setting pay levels and making decision related to the executive officers. The purpose of the review was to provide an independent and objective analysis of all elements of compensation (by element and in aggregate).
          A primary data source used in setting a competitive market for the Named Executive Officers is the information publicly disclosed by a custom peer group of twenty publicly traded banks of similar asset size and region. This peer group is recommended by Pearl Meyer & Partners and approved by the Committee. The comparable companies are reviewed regularly and may change slightly depending on changes in the market place, acquisitions, divestures and business focus of the Company. The following banks were included in the competitive assessment conducted by Pearl Meyer & Partners.
Alliance Financial Corporation
Arrow Financial Corporation
Bancorp Rhode Island, Inc.
Beacon Federal Bancorp, Inc
Cape Bancorp, Inc
Center Bancorp, Inc
Danvers Bancorp, Inc.
Enterprise Bancorp, Inc.
Financial Institutions, Inc.
First of Long Island Corporation
Kearny Financial Corp. (MHC)
Northfield Bancorp, Inc. (MHC)
OceanFirst Financial Corp.
Oritani Financial Corp. (MHC)
Peapack-Gladstone Financial Corporation
Roma Financial Corporation
State Bancorp, Inc.
Suffolk Bancorp
United Financial Bancorp (MHC)
Westfield Financial, Inc.
          In addition to the peer group, the Consultant includes data from other industry surveys such as the Watson Wyatt Financial Institutions Benchmark Survey and the Pearl Meyer & Partners Northeast Banking Compensation Survey. Both surveys are broad-based compensation surveys with more than 100 financial institutions. The information from these competitive data sources were used to make 2010 base salary adjustments and to confirm our incentive plan award targets and ranges.
2010 Executive Compensation Program Components and Decisions
          Compensation paid to the Company’s executive officers in 2010 consisted of the following components: base salary, short-term incentive paid pursuant to the Officer Incentive Compensation Plan, long-term equity awards paid pursuant to the Company’s 2006 Stock Incentive Award Plan, and participation in our employee and executive benefit plans.
          Base Salaries. Base salaries provide compensation to our executives that reflect their role at the Company. Base salaries are reviewed annually and adjusted as appropriate to reflect each executive’s performance, contribution, experience and pay relative to the market. We also consider internal responsibilities and relationships which may be unique to our Company.
          We aim to set base salaries at a “conservatively competitive” level. This is in recognition of our philosophy to place more emphasis on incentive, or performance-based pay. In making salary decisions, the Committee considers each individual’s particular responsibilities, experience and contributions at the Company. The following summarizes the 2009 and 2010 salaries for the Company’s Named Executive Officers:

Named Executive Officer	2009 Base Salary	2010 Base Salary	% of Increase
Mr. William J. McGurk	$432,772	$432,772	—
Mr. Christopher E. Buchholz	$203,840	$211,994	4%
Mr. Richard J. Trachimowicz(1)	$146,640	$188,000	28%
Mr. John T. Lund(2)	$150,800	$180,000	19%
Mr. Mark A. Kucia(3)	n/a	$180,000	—

(1)	Mr. Trachimowicz was promoted to Executive Vice President in 2010.

(2)	Mr. Lund’s compensation was increased to $159,848 in May 2010 and adjusted in November 2010 to reflect increased responsibilities and peer analysis.

(3)	Mr. Kucia became a Named Executive Officer in 2010.
          Incentive Compensation. All executives and officers participate in the Company’s Officer Incentive Compensation Plan (“OICP”) which is administered by the Compensation Committee of the Board of Directors. The OICP is a short-term compensation plan specifically designed to encourage participants to focus on key performance goals during the fiscal year. The OICP provides participants with an opportunity to earn variable rewards that are contingent on a combination of Company and Individual performance. A significant portion of the overall annual cash compensation of the executives is provided from the OICP.
          For 2010, the Committee (with input from the CEO) established plan goals and award opportunities for the Plan. In the past, the Plan measured Company performance solely through net income. During 2010, the Committee expanded the number of Company goals to incorporate multiple measures. The objective was to create a more “balanced” view of performance that the Committee also felt represented sound risk management features.
          Specifically, the goals included Net Income (50%), Interest Expense (15%), Asset Quality (10%) and Individual Performance (25%). Performance for each measure is defined at threshold, target and stretch levels which are designed to result in corresponding payouts (50%, 100% and 125% respectively). Awards are interpolated in between these levels to provide for incremental rewards.
          In order for the OICP to “activate” the Company must attain 80% of the target net income goal. If this level of net income is not met, the OICP will not pay out any awards regardless of performance on other goals. Target net income is exclusive of security gains and losses. Once 80% of the net income goal is achieved, the incentive plan will “turn on” and payouts will be based on Company and individual performance as defined below.
          As soon as practical, following the end of the fiscal year, performance is assessed against the Company goals to determine payouts related to each performance measure. Individual performance is assessed for each executive to determine the award related to individual goals. The final payout is then calculated for each executive. With respect to executive officers, the President and Chief Executive Officer and Executive Vice President Human Resources present the incentive award payments as determined by the incentive formula to the Compensation Committee for review and approval. The Committee meets in executive session to assess the Chief Executive Officer’s performance and determine his incentive award.
          For fiscal year 2010, the Company’s target net income after tax was $10.8 million and actual performance was $12.3 million. Below is a summary of goal attainment and incentive payment for Named Executive Officers:

Performance Measure	Weighting	Threshold	Target	Stretch	Actual	Payout
Net Income (in millions $)	50%	$8.6	$10.8	$11.9	$12.3	125%
Interest Expense (UBPR %)	15%	50%	40%	30%	54%	0%
Asset Quality (NPA Adjusted for Charge-offs — basis points)	10%	1.0	.90	.80	.91	.975
Individual Performance	25%	80%	100%	125%	100%	100%
          The individual performance component of the OICP is based on the Chief Executive Officer’s recommendation to the Compensation Committee of each individual’s performance. Many team wide and Company wide factors are considered in this analysis. Individual performance is evaluated based on a payout scale of 80% to 125%. For 2010, all Named Executive Officers met their performance goals and received 100% (target) payout for the individual component. Some of the individual items that were considered include:
•	Mr. Buchholz managed the successful acquisition of Family Choice Mortgage, managed the process for selection of a new mortgage origination platform as well as oversight for all commercial and consumer lending activities for the Bank.

•	Mr. Trachimowicz designed and implemented plans, programs, procedures, budgets, operational activities, products and services in response to regulatory changes, business strategies and objectives, customer service and employee development and engagement.

•	Mr. Lund successfully managed interest rate risk and liquidity position in the context of the robust management of the Company’s Asset/Liability management process in addition to his key role in the second-step conversion to a fully public company.

•	Mr. Kucia met all lending related production goals (loans, deposits, and fees) in accordance with the Company’s overall strategic goals and objectives.
          Each participant in 2010 had a defined incentive opportunity expressed as a percentage of base salary. The incentive opportunity defines the target award that will be paid based on achieving earnings goals and individual performance. The target incentive opportunity is 60% of base salary for the Chief Executive Officer; 50% for the Executive Vice Presidents; and 40% for other Named Executive Officers.
          Except as otherwise provided, with respect to participants in the OICP who are Named Executive Officers, the earned incentive award will be paid between January 1, 2011 and March 15, 2011. A participant who has retired, died or become disabled during the 2010 plan year in accordance with the provisions of the “Eligibility” section of the plan will be eligible for a pro-rated payment of the entire earned incentive award based on goals actually achieved in 2010, but prorated as of the date of termination based on the number of days of employment in 2010 divided by 365, and such pro-rated award shall be paid between January 1, 2011 and March 15, 2011. Payment of earned incentive awards will be made in cash except that the Bank may, at its sole discretion, make payment of earned incentive awards to Named Executive Officers in the form of shares of Company stock, the value of which shall equal the amount to be paid, as determined by the Compensation Committee of the Board.
          As a result, the following incentive awards were allocated to the Named Executive Officers based on the actual performance of the Company and the individuals during fiscal year 2010:

Named Executive Officer	2010 Incentive Target	2010 Incentive Actual	% of Target Incentive
Mr. William J. McGurk	$259,663	$265,181	102%
Mr. Christopher E. Buchholz	$105,997	$108,249	102%
Mr. Richard J. Trachimowicz	$94,000	$95,998	102%
Mr. John T. Lund	$65,267	$66,654	102%
Mr. Mark A. Kucia	$65,267	$66,654	102%
          Stock Awards. We provide long-term incentive compensation to our executive officers in the form of stock and restricted stock awards. Our stock plan is designed to align the financial interests of our officers with our shareholders, create significant ownership among our management team and enable us to attract and retain executive officers.
          During 2010, executives received stock options and shares of restricted stock that were designed to reflect each executive’s current and anticipated contributions to the Company. The value that may be realized upon exercise of options depends upon the exercise price of the option and the price of the Company’s common stock at the time of exercise, while the value of restricted stock awards depends primarily on the price of our common stock at each vesting date. Following the Company’s minority stock issuance in 2005, the Company began issuing stock awards in 2006. At that time the Committee decided to hold back a large pool of shares for future grants rather than allocate all the shares in the first year which is typical practice among converting banks. The intent was to divide the grants over multiple years in a manner more consistent with practices of established public banks. During 2007, the newly created Stock Awards Committee of the Board of Directors was convened to discuss the Company’s stock award strategy and define the process for allocating the awards going forward.
          The Stock Awards Committee considered the goals for the plan, expense to the Company, size of the share pool and current stock holdings of the executives. As a result of lengthy discussion regarding the propriety of making grants in the face of a hard economic environment and weighing the philosophy of providing much of the executives’ compensation as incentive compensation (which we consider equity compensation to be), and in keeping with the original strategy from 2006, the Stock Awards Committee decided to grant stock options and restricted stock to key officers of the Company in 2010. Had the Committee not approved such grants, executives’ total compensation opportunity would have decreased significantly which the Committee felt would not serve the interests of the Company or its shareholders. The amount of the grants was determined based on market data and recommendations provided by the Consultant.
          Stock option and restricted stock grants were made on November 15, 2010 with an exercise price equivalent to the fair market value ($11.25) per share of common stock on the date of Stock Awards Committee approval. Stock options and restricted stock vest 20% immediately and 20% annually over the next four years. Stock options and restricted shares vest upon retirement in accordance with the Company’s Retirement Plan.
          The Stock Awards Committee continues to retain a substantial number of shares (primarily stock options) in the equity incentive plan that it intends to use in subsequent years pursuant to its original strategy.
          Stock Retention Policy: In conjunction with the granting of stock awards in 2006 the Company adopted a Stock Retention Policy which requires, absent an extraordinary circumstance, that directors and officers who receive stock awards retain at least 25% of the vested shares they receive as restricted stock and that they realize from the exercise of stock options, for as long as they are employed by or in service as a director or officer of the Company. The Committee remains committed to this policy and monitors compliance by the executives.
Chief Executive Officer Compensation Review
          The Compensation Committee, in determining the compensation for the Company’s Chief Executive Officer, Mr. McGurk, considered the Company’s financial performance and growth, as well as its financial and regulatory condition. The Company performed between the Peer Group 50th and 75th percentiles for Revenue, Net Income, ROAA, ROAE, and Efficiency Ratio; metrics historically consistent with the overall financial health of a bank.
          As stated above, Mr. McGurk’s 2010 base salary of $432,772 was unchanged from the prior year. The Compensation Committee, at Mr. McGurk’s recommendation, did not grant a salary increase for Mr. McGurk in 2010. This recommendation was made by Mr. McGurk in recognition of uncertain economic conditions facing the banking industry.
          In early 2011 the Company’s Compensation Committee considered Mr. McGurk’s long tenure, reputation in the industry and long track-record of sustained performance and determined a salary increase was warranted. On January 20, 2011, the Committee approved an 11% salary increase bringing his salary to $281,000 for 2011.
          Mr. McGurk’s 2010 bonus, determined under the OICP, was $265,181 or approximately 102% of his target incentive. In addition to the OICP award, on January 20, 2011, the Company’s Compensation Committee approved a special discretionary award of $140,000, in recognition of his long term leadership and sustained strong financial performance and condition of the Company despite the unprecedented financial crisis of recent years.
          Mr. McGurk was granted stock options to purchase an aggregate of 35,400 shares of our common stock at an exercise price of $11.25 per share, the fair market value of the stock on the date of grant, November 15, 2010. Vesting restrictions and other terms of the options are the same as those to other executives as outlined above. Similar to the other executives, the amount of the grant was based on market data and a recommendation provided by the Consultant.

          The Committee considered the CEO’s pay in light of Company performance and his pay relative to peers and believes the total compensation package to be appropriate and aligned with market practices and the best interest of shareholders.
Benefits and Supplemental Executive Retirement Plans
          In addition to the compensation paid to executive officers as described above, executive officers received, along with and on the same terms as other employees, certain benefits pursuant to the 401(k) Plan, the Employee Stock Ownership Plan, the Retirement Plan and life insurance. All of the executive officers are also eligible to participate in the Supplemental Savings and Retirement Plan. This Plan provides restorative payments to select highly compensated executives designated by the Compensation Committee who are prevented from receiving the full benefits contemplated by the Retirement Plan, 401(k) Plan and Employee Stock Ownership Plan.
          Mr. McGurk and Mr. Trachimowicz receive certain benefits under Rockville Bank’s nonqualified supplemental retirement plans that are otherwise limited by Internal Revenue Code caps on qualified plans. Mr. Buchholz, Mr. Kucia and Mr. Lund participate in individual Supplemental Executive Retirement Plans designed to provide them with retirement benefits outside of the Retirement Plan of Rockville Bank which was closed to new entrants as of January 1, 2005. The Compensation Committee believes this nonqualified supplemental retirement benefit is both appropriate and common for executives based on information reviewed by the Committee at the time the plans were established.
          In addition, Mr. McGurk, Mr. Buchholz and Mr. Trachimowicz receive automobile allowances, the value of which is outlined in the notes to the Summary Compensation Table below.
Death Benefits for Certain Officers
          The Bank maintains an unfunded plan for a select group of officers whose lives have been insured by Bank Owned Life Insurance pursuant to which $25,000 is payable to a beneficiary designated by the officer upon the death of the officer while actively employed by the Bank or after the officer’s retirement in accordance with the terms of the Bank’s defined benefit Retirement Plan. The benefits of the plan are provided solely from Rockville Bank’s general assets.
Executive Employment/Severance Agreements
          The Company has entered into employment agreements with change of control provisions with all of its Named Executive Officers and certain non-executive officers. All of these contracts reflect a term of one year. The Company believes these agreements are necessary and appropriate to provide a level of financial security to officers important to the success of the Company in the event a change of control affecting the Company occurs. All of the contracts providing change of control protection contain “double trigger” provisions. This means that the officer is entitled to change of control compensation only if there is both a change of control at the Company and the officer either has his or her employment terminated or he or she terminates with “good reason.”
Tax, Accounting and Other Considerations
          The Compensation Committee considers the effects of tax and accounting treatments when it determines executive compensation. For example, in 1993, the Internal Revenue Code was amended to disallow publicly traded companies from receiving a tax deduction on compensation paid to executive officers in excess of $1 million (section 162(m) of the Code), unless, among other things, the compensation meets the requirements for performance-based compensation. In structuring Rockville’s compensation programs and in determining executive compensation, the Committee takes into consideration the deductibility limit for compensation. The Committee reserves the right, however, in the exercise of its business judgment, to establish appropriate compensation levels for executive officers that may exceed the limits on tax deductibility established under Section 162(m) of the Code. The employment contracts for the Named Executive Officers other than Mr. McGurk were recommended in 2011 and contain change of control limitation provisions such that if the change of control payment to any of the executive officers exceeds the limit on such payments pursuant to Internal Revenue Code Section 280G, the payment will be reduced so it does not exceed that limit. Mr. McGurk’s employment contract traditionally contained a 280G tax “gross up” provision and no change was made to his contract in 2011 given his pending retirement and the unlikely event that the Company would experience a change of control before his retirement. The Committee believes the change in control features are unlikely to be triggered given the Company’s desire to remain an independent, community-oriented institution, and that the “gross up” features of the contracts are consistent with that belief and strategy. The Compensation Committee takes into consideration the accounting effects of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 in determining vesting periods for stock options and restricted stock awards under the Rockville Financial, Inc. 2006 Stock Incentive Award Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
          The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” disclosure appearing above in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, which incorporates by reference the disclosure contained in this Proxy Statement.
March 9, 2011
The Compensation Committee:
David A. Engelson, Chairman
C. Perry Chilberg, Vice Chairman
Kristen A. Johnson
Raymond H. Lefurge, Jr.
Rosemarie Novello Papa

COMPENSATION OF EXECUTIVE OFFICERS AND TRANSACTIONS WITH MANAGEMENT
Summary Compensation Table
          The following table sets forth certain information with respect to the compensation of our principal executive officer, principal financial officer and three most highly compensated executive officers during 2010. Each individual listed in the table below may be referred to as a Named Executive Officer or NEO or Executive Officer. The material terms of each officer’s employment agreements are described above on page 24. No options or other equity-based awards were repriced or otherwise modified during 2010 for the Named Executive Officers. A portion of 2010 compensation as reflected in the following table is represented by the value attributable to restricted stock and stock options granted in the fourth quarter.

							Change in Pension
							Value and
							Nonqualified
Name and						Non-Equity	Deferred
Principal				Stock(4)	Option(5)	Incentive Plan	Compensation	All Other
Position	Year	Salary(3)	Bonus	Awards	Awards	Compensation(6)	Earnings(7)	Compensation(8)	Total
(a)	(b)	(c)$	(d)$	(e)$	(f)$	(g)$	(h)$	(i)$	(j)$
William J. McGurk	2010	432,772	0	0	161,070	265,181	221,082	84,922	1,165,027
President and Chief	2009	432,772	0	32,109	94,855	247,600	505,387	74,546	1,387,269
Executive Officer	2008	426,954	0	503,160	81,600	124,638	579,973	101,199	1,817,524
Christopher E. Buchholz Executive Vice President	2010	208,858	0	28,125	32,100	108,249	39,625	46,165	463,122
	2009	197,809	0	23,100	34,313	99,148	173,984	39,091	567,445
	2008	192,662	0	119,800	27,200	44,100	50,042	47,678	481,482
Richard J. Trachimowicz Executive Vice President	2010	172,092	0	25,313	28,119	95,998	370,758	32,561	724,841
	2009	142,302	0	20,790	18,605	57,061	66,554	25,600	330,912
	2008	138,531	8,058	59,900	17,680	30,456	75,797	25,613	356,035
John T Lund(1) Senior Vice President, Chief Financial Officer and Treasurer	2010	158,693	0	16,875	20,930	66,654	56,112	29,314	348,578
	2009	146,531	0	13,860	19,063	58,679	0	18,219	256,352

Mark A. Kucia(2) Senior Vice President, Commercial Banking Officer	2010	158,807	0	22,500	15,561	66,654	181,504	28,277	473,303

(1)	Mr. Lund was hired on December 8, 2008 and became a Named Executive Officer in 2009.

(2)	Mr. Kucia became a Named Executive Officer in 2010.

(3)	Reflects actual base salary amounts paid for fiscal years 2008-2010. Annualized base salaries as of December 31, 2010 were as follows: Mr. McGurk: $432,772, Mr. Buchholz: $211,994; Mr. Trachimowicz: $188,000; Mr. Lund: $180,000; and Mr. Kucia: $180,000.

(4)	These amounts represent the aggregate grant date fair value of restricted stock awards made pursuant to Rockville’s 2006 Stock Incentive Award Plan determined in accordance with FASB Topic 718. Prior years were restated in order to comply with the new reporting requirement. For the restricted stock awarded in December 2006, 20% vested on December 22, 2006, and 20% vest on each December 13, 2007-2010; for the restricted stock awarded in February 2008, 20% vested on February 20, 2008 and 20% vest on each February 20, 2009-2012; for the restricted stock awarded in March 2009, 20% vested on March 16, 2009 and 20% vest on each March 16, 2010-2013; for the restricted stock awarded in November 2010, 20% vested on November 15, 2010 and 20% vest on each November 15, 2011-2014. Assumptions made in valuing these awards are disclosed in footnote 14, “Share-Based Compensation” to Rockville’s Consolidated Financial Statements for the year ended December 31, 2010 as contained in Rockville’s Annual Report on Form 10-K incorporated herein by reference.

(5)	These amounts represent the aggregate grant date fair value of stock option awards made pursuant to Rockville’s 2006 Stock Incentive Award Plan determined in accordance with FASB Topic 718. Prior years were restated in order to comply with the new reporting requirement. The stock options awarded in December 2006 vested on December 13, 2008. The stock options awarded in August 2007 vested 20% on August 14, 2007 and vest 20% on each August 14, 2008-2011; for the stock options awarded in February 2008, 20% vested on February 20, 2008 and 20% vest on each February 20, 2009-2012; for the stock options awarded in March 2009, 20% vested on March 16, 2009 and 20% vest on each March 16, 2010-2013; for the stock options awarded in November 2010, 20% vested on November 15, 2010 and 20% vest on each November 15, 2011-2014. Mr. McGurk reached retirement age and unvested shares will be accelerated upon retirement; therefore, the awards were fully expensed at grant. Assumptions made in valuing these awards are disclosed in footnote 14, “Share-Based Compensation” to Rockville’s Consolidated Financial Statements for the year ended December 31, 2010 as contained in Rockville’s Annual Report on Form 10-K incorporated herein by reference.

(6)	Reflects the annual bonus award earned for fiscal year 2010 under the Rockville Bank Officer Incentive Compensation (OICP) Plan.

(7)	Reflects the change in the present value of the life annuity from fiscal year end 2009 to 2010 for both the qualified and non-qualified defined benefit retirement plans (The Retirement Plan of Rockville Bank, SERP, Supplemental Savings and Retirement Plan, and Supplemental Executive Retirement Agreement). Change in Pension Value as follows:

		Supplemental	Supplemental	Supplemental
		Executive	Savings &	Executive Ret.
	Retirement Plan	Retirement Plan	Retirement	Agreement
Name	(Pension)	(SERP)	Plan	(Flat $ Benefit)		Total
William J. McGurk	$511,862	($570,459)	$279,679			$221,082
Christopher E. Buchholz				39,625	(a)	39,625
Richard J. Trachimowicz	114,919			255,839	(b)	370,758
John T. Lund				56,112	(b)	56,112
Mark A. Kucia				181,504	(b)	181,504

(a)	Participant is vested in the benefit under this plan based on a plan change effective April 15, 2009.

(b)	Mr. Trachimowicz, Mr. Lund and Mr. Kucia are new participants to this plan in 2010.

(8)	All Other compensation includes 401(k) matching contributions, car allowance, ESOP contributions, Company Contribution to Supplemental Savings and Retirement Plan, Group term life insurance premium and dividends.
          The following table shows individual amounts for fiscal year 2010 included in the “All Other Compensation” column.
All Other Compensation — Break Out

		Employee	Bank				Supplemental
Name and		Stock	Owned	Group Term			Savings and
Principal		Ownership	Life	Life	Dividend	Car	Retirement
Position	401(k)(a)	Plan(b)	Insurance(c)	Insurance(d)	Paid(e)	Allowance(f)	Plan	Other		Total
William J. McGurk	$7,350	$17,596	$120	$6,858	$7,231	$2,591	$43,176	$0		$84,922
Christopher E. Buchholz	14,700	17,596	0	1,876	1,824	5,769	4,248	152	(g)	46,165
Richard J. Trachimowicz	7,093	16,982	120	1,523	1,074	5,769	0	0		32,561
John T. Lund	13,060	15,634	0	303	317	0	0	0		29,314
Mark A. Kucia	11,304	15,656	0	455	862	0	0	0		28,277

(a)	Rockville’s matching contributions to the qualified defined contribution 401(k) retirement plan.

(b)	Rockville’s contributions allocated under the Employee Stock Ownership Plan during 2010. As of December 31, 2010 the executives were vested in the following portions of their total shares: 100% for Mr. McGurk and Mr. Trachimowicz; 80% for Mr. Buchholz and Mr. Kucia; and 20% for Mr. Lund.

(c)	The cost of a $25,000 death benefit through Bank Owned Life Insurance.

(d)	Group term life insurance premiums for coverage in excess of $50,000.

(e)	Dividend paid for unvested restricted stock.

(f)	Mr. McGurk’s car allowance reflects his personal use of a company car.

(g)	Mr. Buchholz’s other compensation includes flex credit to offset the cost of health/dental insurance.

Grants of Plan-Based Awards
          The following table presents information on plan-based compensation in 2010 for the Named Executive Officers. The restricted stock and stock option awards were granted in 2010 under Rockville’s 2006 Stock Incentive Award Plan, described below. These restricted stock and stock option awards vest over a five-year period.

					All Other	All Other
					Stock	Stock		Grant
					Awards:	Awards:	Exercise	Date Fair
					Number	Number of	or Base	Value of
					of Shares	Securities	Price of	Stock and
					of Stock	Under-lying	Option	Option
	Grant	Estimated Possible Payouts Under			or Units	Options	Awards(3)	Awards(4)
Name	Date(1)	Non-Equity Incentive Plan Awards(2)			(#)	(#)	($/Sh)	($/Sh)
(a)	(b)	(c)	(d)	(e)	(i)	(j)	(k)	(l)
		Threshold	Target	Maximum
		($)	($)	($)
William J. McGurk	11/15/10	$129,832	$259,663	$324,579	0	35,400	11.25	161,070
Christopher E. Buchholz	11/15/10	52,998	105,997	132,496	2,500	7,055	11.25	60,225
Richard J. Trachimowicz	11/15/10	47,000	94,000	117,500	2,250	6,180	11.25	53,432
John T. Lund	11/15/10	32,634	65,267	81,584	1,500	4,600	11.25	37,805
Mark A. Kucia	11/15/10	32,634	65,267	81,584	2,000	3,420	11.25	38,061

(1)	This column shows the date of the grant for all awards granted in 2010.

(2)	For Mr. McGurk, the Annual Incentive Compensation Plan target represents 60% of base salary. All other executives’ Annual Incentive Compensation Plan target as a percentage of base salary is as follows: Mr. Buchholz — 50%, Mr. Trachimowicz — 50%, Mr. Lund — 40% and Mr. Kucia — 40%. Incentive opportunity ranges from 50% to 125% of the target.

(3)	Exercise price represents the closing price on the grant date.

(4)	For stock option awards column (l) reflects the grant date FASB Topic 718 fair value for awards disclosed in column (j); the Black-Scholes value is $4.55 per share. Assumptions made in valuing these awards are disclosed in footnote 14, “Share-Based Compensation” to Rockville’s Consolidated Financial Statements for the year ended December 31, 2010 as contained in Rockville’s Annual Report on Form 10-K incorporated herein by reference.
2006 Stock Incentive Award Plan
          The Board of Directors and shareholders of the Company approved the Rockville Financial, Inc. 2006 Stock Incentive Award Plan in 2006. The Board of Directors believes that the ability to grant stock options, stock awards, stock appreciation rights and/or performance awards is an important component of the Company’s overall compensation philosophy. In order to attract, retain and motivate qualified employees and Board members, the Board believes the Company must offer market competitive, long-term compensation opportunities. The Board believes that the availability of stock-based benefits is a key component in this strategy and that this strategy also furthers the objective of aligning the interests of management and Company shareholders.
          The following table sets forth certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to each Named Executive Officer as of December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Market
									Plan	or Payout
				Equity			Number	Market	Awards:	Value of
				Incentive			of	Value of	Number of	Unearned
		Number of		Plan			Shares	Shares	Unearned	Shares,
		Securities	Number of	Awards			or Units	or Units	Shares,	Units or
		Underlying	Securities	Number of			of Stock	of Stock	Units or	Other
		Unexercised	Underlying	Securities			That	That	Other	Rights
		Options	Unexercised	Underlying			Have	Have	Rights	That
		Exercisable	Options(1)	Unearned	Option Exercise	Option	Not	Not	That Have	Have Not
	Grant	Options	Unexercisable	Options	Price	Expiration	Vested(2)	Vested(3)	Not Vested	Vested
Name	Date	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)
William J.	11/15/10	7,080	28,320	—	11.25	11/15/20	0	0	—	—
McGurk	3/16/09	12,440	18,660	—	9.24	3/16/19	2,085	25,479	—	—
	2/20/08	18,000	12,000	—	11.98	2/20/18	16,800	205,296	—	—
	8/14/07	24,000	6,000	—	14.35	8/14/17	0	0	—	—
	12/13/06	30,000	0	—	17.77	12/13/16	0	0	—	—
Christopher E. Buchholz	11/15/10	1,411	5,644	—	11.25	11/15/20	2,000	24,440	—	—
	3/16/09	4,500	6,750	—	9.24	3/16/19	1,500	18,330	—	—
	2/20/08	6,000	4,000	—	11.98	2/20/18	4,000	48,880	—	—
	8/14/07	8,000	2,000	—	14.35	8/14/17	0	0	—	—
	12/13/06	6,500	0	—	17.77	12/13/16	0	0	—	—
Richard J.	11/15/10	1,236	4,944	—	11.25	11/15/20	1,800	21,996	—	—
Trachimowicz	3/16/09	2,440	3,660	—	9.24	3/16/19	1,350	16,497	—	—
	2/20/08	3,900	2,600	—	11.98	2/20/18	2,000	24,440	—	—
	8/14/07	5,200	1,300	—	14.35	8/14/17	0	0	—	—
	12/13/06	2,000	0	—	17.77	12/13/16	0	0	—	—
John T. Lund	11/15/10	920	3,680	—	11.25	11/15/20	1,200	14,664	—	—
	3/16/09	2,500	3,750	—	9.24	3/16/19	900	10,998	—	—
Mark A.	11/15/10	684	2,736	—	11.25	11/15/20	1,600	19,552	—	—
Kucia	3/16/09	2,500	3,750	—	9.24	3/16/19	1,200	14,664	—	—
	2/20/08	3,900	2,600	—	11.98	2/20/18	1,600	19,552	—	—

(1)	The options granted on December 13, 2006 vested on December 13, 2008, the options granted on August 14, 2007 vest 20% on each August 14, 2007-2011, the options granted on each February 20, 2008 vest 20% on each February 20, 2008-2012, the options granted on March 16, 2009 vest 20% on each March 16, 2009-2013, and the options granted on November 15, 2010 vest 20% on each November 15, 2010-2014.

(2)	Vesting dates for the stock awards are as follows: The restricted stock awarded on February 20, 2008, 20% on each February 20, 2008-2012, the restricted stock awarded on March 16, 2009, 20% on each March 16, 2009-2013, and the restricted stock on November 15, 2010, 20% on each November 15, 2010-2014. Vesting is accelerated upon retirement. Mr. McGurk reached retirement age; therefore, unvested shares’ vesting will be accelerated upon retirement.

(3)	Market values are based on the closing market price of the Company’s stock of $12.22 on December 31, 2010.
          The following information sets forth the stock awards vested and stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 2010.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized on
Name	Exercise	Upon Exercise ($)	Vesting	Vesting ($)(2)
William J. McGurk(1)	0	0	17,495	181,724
Christopher E. Buchholz	0	0	3,800	40,002
Richard J. Trachimowicz	0	0	2,100	22,467
John T. Lund	0	0	600	6,906
Mark A. Kucia	0	0	1,600	17,184

(1)	Vesting is accelerated upon retirement. Mr. McGurk reached retirement age; therefore, unvested shares’ vesting will be accelerated upon retirement.

(2)	Value reflects the vested shares at the vesting price on February 20, 2010 of $9.97, March 16, 2010 of $11.77, November 15, 2010 of $11.25 and December 13, 2010 of $10.69.

Supplemental Executive Retirement Plan
          The Bank has adopted the Supplemental Executive Retirement Plan (the “SERP”) for the purpose of providing designated executives of Rockville Bank with supplemental retirement benefits. Mr. McGurk has been designated by the Compensation Committee for participation in the SERP which provides him with a retirement benefit equal to 70% of his average annual earnings over the 12-month period during the last 120 months of employment producing the highest average or, if higher, his current annual earnings, which include base salary plus annual incentive compensation. The SERP benefit is offset by the executive’s benefits under the tax-qualified Retirement Plan and the Supplemental Savings and Retirement Plan.
          Participants in the SERP are entitled to their benefit upon the later of termination of employment or attainment of age 60, subject to the completion of five years of service with the Bank. Benefits under the SERP are payable in monthly installments in the form of a straight life annuity unless the participant has made a lump sum election in accordance with the terms of the SERP. A participant may elect to receive all, none or a specified portion of his or her retirement benefit as a lump sum determined on the basis of the interest rate and mortality assumptions used to calculate benefits under the tax-qualified Retirement Plan. Any such lump sum election must be made prior to the date of the participant’s commencement of participation in the SERP; otherwise, such an election becomes effective only if the participant remains in the employment of the Bank for the full 12 calendar months immediately following the date of the election (except in the case of death or disability) and payment of such lump sum pursuant to such election is not made until the fifth anniversary of the date on which payment would otherwise have been made.
          In the event that a participant who has made an election dies or becomes disabled during the 12-calendar month period following the election date, the requirement to remain employed during such 12-month period will be deemed to have been satisfied. Benefits under the SERP are not payable if barred by any action of the Connecticut Banking Commissioner or the Federal Deposit Insurance Corporation. Moreover, benefits are not payable if the participant is in breach of any non-competition or other restrictive covenant agreement in such participant’s employment or change in control agreement or if the participant has been discharged from employment for cause. In the event of a participant’s death, the participant’s spouse will receive a benefit equal to 100% of the benefit that would have been provided from the SERP had the participant retired on the date of death and commenced benefits on the later of the date the participant would have attained age 60 or the date of the participant’s death; provided, however, that in calculating the participant’s benefit, the offset attributable to the participant’s tax-qualified Retirement Plan shall be determined on the basis of the 50% survivor annuity payable to the spouse under the tax-qualified Retirement Plan.
          Upon the death of a participant after benefits commence under the SERP, 100% of the benefit that the participant was receiving at the time of death will be continued to his or her spouse; provided, however, that if a participant previously received a lump sum payment of all or a portion of the participant’s retirement benefit, such death benefit to the participant’s surviving spouse shall be proportionately reduced. In the event of the death of a participant who has one or more children who are dependents for federal income tax purposes and whose spouse dies while such child is a dependent, 100% of the benefit payable to the participant or the spouse, as the case may be, shall be continued to such dependent(s) for so long as any child remains a dependent. In 2008, the Compensation Committee amended the SERP to comply with new Section 409A of the Internal Revenue Code and its regulations.
Supplemental Executive Retirement Agreement
          Rockville Bank established Supplemental Executive Retirement Agreements (the “Agreements”) for Mr. Buchholz, Mr. Kucia, Mr. Lund and Mr. Trachimowicz to supplement their retirement benefits from other sources. Under the Agreements, Mr. Buchholz may receive an annual benefit of $40,000, each for twenty years, payable in 240 monthly installments; Mr. Kucia may receive an annual benefit of $35,000, each for twenty years, payable in 240 monthly installment; Mr. Lund may receive an annual benefit of $35,000, each for twenty years, payable in 240 monthly installments; and Mr. Trachimowicz may receive an annual benefit of $30,000, each for twenty years, payable in 240 monthly installments. Benefits payable under the Agreements will be forfeited in the event Mr. Buchholz, Mr. Kucia, Mr. Lund or Mr. Trachimowicz are “terminated for cause” before a “change in control.”

Pension Benefits
          The following table provides information regarding the retirement benefits for the NEOs under the Company’s tax-qualified defined benefit and supplemental executive retirement plans, namely the Retirement Plan of Rockville Bank, Supplemental Executive Retirement Plan, Supplemental Executive Retirement Agreement, and Supplemental Savings and Retirement Plan, described below.

		Present Value of	Payments During
	Number of Years	Accumulated	Last Fiscal
Name	Credited Service	Benefit($)	Year($)
William J. McGurk Retirement Plan of Rockville Bank	30.00	2,296,152	0
Supplemental Executive Retirement Plan of Rockville Bank (70% SERP)	30.83	2,374,502	0
Supplemental Savings & Retirement Plan of Rockville Bank (Article V— Supplemental Pension Benefit)	30.00	1,197,172	0
Christopher E. Buchholz(1) Supplemental Executive Retirement Agreement (Flat $ Benefit)	4.58	341,118	0
Richard J. Trachimowicz Retirement Plan of Rockville Bank	15.00	496,677	0
Supplemental Executive Retirement Agreement (Flat $ Benefit)	14.58	255,839	0
John T. Lund(2) Supplemental Executive Retirement Agreement (Flat $ Benefit)	2.08	56,112	0
Mark A. Kucia Supplemental Executive Retirement Agreement (Flat $ Benefit)	5.17	181,504	0

(1)	Participant is vested in the benefit under this plan based on a plan change effective April 15, 2009.

(2)	Participant is not yet vested in the benefit under this plan.
Non-Qualified Deferred Compensation
          Rockville maintains one defined contribution plan, the Supplemental Savings and Retirement Plan, that provides for the deferral of compensation for executives on a basis that is not tax qualified.
          The Bank adopted the Supplemental Savings and Retirement Plan, which was implemented in connection with the reorganization and offering that took place in 2005. This plan provides restorative payments to executives designated by the Compensation Committee who are prevented from receiving the full benefits contemplated by the tax-qualified Retirement Plan, 401(k) Plan and Employee Stock Ownership Plan. The NEOs participate in the plan. The restorative payments under the plan consist of payments in lieu of shares that cannot be allocated to the participant’s account under the Employee Stock Ownership Plan, deferrals and payments for employer safe harbor or matching contributions that cannot be made under the 401(k) Plan due to the legal limitations imposed on the 401(k) Plan and payments for benefits that cannot be paid under the Retirement Plan due to legal limitations imposed on benefits payable from the Retirement Plan.
          The following table provides information in respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax qualified.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals /	Balance at
Name	in Last FY($)	in Last FY($)(1)	Last FY($)(2)	Distributions($)	Last FYE($)
William J. McGurk	43,277	43,176	67,993	0	528,093
Christopher E. Buchholz	0	8,365	655	0	12,979
Richard J. Trachimowicz	0	0	0	0	0
John T. Lund	0	0	0	0	0
Mark A. Kucia	0	0	0	0	0

(1)	2010 deferred compensation match on current year deferrals.

(2)	2010 deferred compensation interest accrued on all deferrals.

Retiree Medical/Drug, Dental and Life Insurance Plans
          Rockville Bank established the Retiree Medical/Drug Insurance Plan, the Retiree Dental Insurance Plan and the Retiree Life Insurance Plan to provide retiree welfare benefits to employees hired before March 1, 1993 who had at least five years of service at retirement and are age 62 or older. Participants in the Retiree Medical/Drug Insurance Plan and the Retiree Dental Insurance Plan may have to pay a percentage of the premiums payable under the plans, depending on their accumulated years of service and whether they retire before or after January 1, 1994.
          Participants hired before March 1, 1993 who had at least five years of service at retirement and are age 62 or older are eligible for life insurance coverage equal to the lesser of their final salary at retirement rounded to the next thousand or $100,000. At age 70, the life insurance coverage in effect as of a participant’s retirement date shall be reduced by 50%. Rockville Bank pays 100% of all premiums under the Retiree Life Insurance Plan.
Employment and Change in Control Agreements
          In 2006, the Bank and the Company amended its existing employment agreement with the Bank’s President and Chief Executive Officer to provide for a one year, renewable term. The current term ends on December 31, 2010 and may be extended upon written notice from the Compensation Committee. Similarly, the employment agreements with the Bank’s remaining Executive Officers (each, including the President and Chief Executive Officer, an “Executive Officer”), will also end on December 31, 2010 and may be extended on an annual basis upon written notice provided by the Compensation Committee. All of these contracts reflect a term of one year. The employment agreements generally provide for a base salary and the continuation of certain benefits currently received and are reviewed annually by the Compensation Committee.
          Under specified circumstances, the employment agreements require certain payments to be made upon the Executive Officer’s termination of employment for reasons including a “change in control” as defined in the agreement. However, the Executive Officer’s employment may be terminated for cause without incurring any continuing obligations. If the Bank chooses to terminate these employment agreements for reasons other than cause, or if the Executive Officer resigns from the Bank under specified circumstances that constitute good reason, a severance benefit is payable in the amount of three times the sum of his or her base salary and his or her potential annual incentive compensation for the year of termination or, if higher, his or her actual annual incentive compensation for the year prior to the year of termination. The severance benefit is payable in monthly installments over the 36 months following termination unless the termination occurs within two years after a change in control, in which case it is payable in an immediate lump sum.
          In addition, the Executive Officer is entitled to a pro-rata portion of the annual incentive compensation potentially payable to him or her for the year of termination; accelerated vesting of any outstanding stock options, restricted stock or other stock awards; immediate exercisability of any outstanding options; and deemed satisfaction of any performance-based objectives under any stock or other long-term incentive award. If the Executive Officer elects to continue his or her health plan coverage under COBRA, the Bank will pay the Executive Officer on a monthly basis the after-tax cost of such COBRA coverage. If the COBRA continuation period is less than three years, the Bank will make a good faith effort to obtain other comparable insured coverage for the Executive Officer for the balance of such three-year period; otherwise, the Bank will pay the Executive Officer a lump sum amount equal on an after-tax basis to the present value of the cost of the coverage that would have been incurred for the balance of such three-year period if the Executive Officer had participated in the Bank’s retiree medical plan. In addition, the Bank will pay the Executive Officer a lump sum amount equal on an after-tax basis to the cost of continuing coverage under the Bank’s group long-term disability and group life insurance policies for such three-year period.
          In the event that an Executive Officer becomes entitled to benefits in connection with a change in control that are subject to the tax on excess parachute payments under Section 4999 of the Internal Revenue Code, the Bank will reduce payments to the Executive Officer to the max amount that will not result in an excess parachute payment. This reduction provision was added to all Executive Officer employment contracts in 2011 other than Mr. McGurk’s. His contract continues to include a tax “gross up” feature in the event a change of control would result in his receipt of excess parachute payments. It is considered unlikely such provision will be triggered prior to his April 2011 planned retirement. In the event of a potential change in control, the Bank will fund a rabbi trust to provide for payment of benefits due to the Executive Officers under their employment agreements. In consideration for the compensation and benefits provided under their employment agreements, the Executive Officers are prohibited from competing with the Bank and the Company during the term of their employment agreements and for a period of two years following their termination of employment; provided, however, that such prohibition does not apply in the event of the Executive Officer’s termination by the Company without cause within two years following a change in control or the Executive Officer’s resignation for good reason within two years following a change in control or the Executive Officer’s voluntary resignation without entitlement to severance benefits.
Potential Payments Upon Termination or Change in Control
          In considering the change in control provisions for the employment agreements, the Compensation Committee was mindful of the Bank’s intent to remain independent. Accordingly, the Committee believes a change in control situation triggering these provisions, and therefore the payment of the change in control amounts, is unlikely. Conversely, the change in control provisions may also serve as a defensive deterrent to an unwanted change in control overture.
          The tables below reflect the compensation and benefits due to each of the Named Executive Officers, following or in connection with any termination of employment. The amounts shown assume that each termination of employment was effective as of December 31, 2010, and the fair market value of the Company’s common stock was $10.50, the closing price of common stock on the NASDAQ Global Select Stock Market on that date. The amounts shown in the table are estimates of the amounts which would be paid upon termination of employment. Actual amounts to be paid can only be determined at the time of the termination of employment.
Payments and Benefits upon any Termination
          Executive officers are entitled to receive earned and unpaid compensation upon any termination of employment. In addition, all unvested stock awards and all unvested stock options held by the Executive Officers will be forfeited upon termination of employment, except death, disability, retirement and change-in-control.
          Mr. McGurk, has reached the retirement age defined in his employment agreement. Therefore, his termination except “involuntary termination for cause” would be considered “Retirement” per the terms of his employment agreement. This Executive Officer is entitled to a lump sum payment equal to the pro-rata portion of Executive’s annual target incentive compensation potentially payable in cash to Executive for the year of termination.
Voluntary Termination
          Mr. McGurk has reached the retirement age defined in his employment agreement. Therefore, his voluntary termination would be considered “Retirement” per the terms of his employment agreement and entitled benefits per the terms of “Retirements.” Mr. McGurk is eligible to post retirement health care and post retirement life insurance.
          An Executive Officer who voluntarily terminates employment is not entitled to any benefits.
Involuntary Termination for Cause
          An Executive Officer whose employment is terminated for cause is not entitled to any benefits. Mr. McGurk is eligible for post retirement health care and post retirement life insurance.
Involuntary Termination Without Cause
Upon an involuntary termination other than for cause, the Executive Officer is entitled to
•	At December 31, 2010, three times the sum of the Executive Officer’s Base Salary immediately prior to termination plus an amount equal to the greater of the portion of the Executive’s annual target incentive compensation potentially payable in cash to the Executive for the year of termination or the portion of the Executive’s annual incentive compensation that became payable in cash to the Executive for the latest year preceding the year of termination. As of January 1, 2011, this benefit was changed to 1 1/2 times the sum of the Executive Officer’s compensation.

•	A lump sum payment equal to the pro-rata portion of the Executive’s annual target incentive compensation potentially payable in cash to the Executive for the year of termination.

•	The continuation of benefits, which includes health care, group term life insurance and long-term disability benefits.

•	Mr. McGurk is eligible for post-retirement health care and post retirement life insurance.
Involuntary Termination or Voluntary Termination for Good Reason after Change-in-Control
Upon an involuntary termination after Change-in-Control, the Executive Officer is entitled to
•	Three times the sum of the Executive Officer’s Base Salary immediately prior to termination plus an amount equal to the greater of the portion of the Executive’s annual target incentive compensation potentially payable in cash to the Executive for the year of termination or the portion of the Executive’s annual incentive compensation that became payable in cash to the Executive for the latest year preceding the year of termination.

•	A lump sum payment equal to the pro-rata portion of the Executive’s annual target incentive compensation potentially payable in cash to the Executive for the year of termination.

•	The continuation of benefits, which includes health care, group term life insurance and long-term disability benefits.

•	A lump-sum tax gross-up payment if the executive becomes subject to the 20% excise tax on “parachute payments.”

•	Mr. McGurk is eligible for post-retirement health care and post-retirement life insurance.
Death
          The Executive Officer’s survivor is entitled to receive earned and unpaid compensation upon the death of the Executive Officer and all unvested stock awards and all unvested stock options held by the Executive Officer will be accelerated and the beneficiary can exercise the options at any time within five years from the termination. In addition, the health care benefit will be continued up to three years.
•	Mr. McGurk’s survivors are eligible for post-retirement health care.
Disability
          The Executive Officer is entitled to receive earned and unpaid compensation upon the separation from service due to disability of the Executive Officer and all unvested stock awards and all unvested stock options held by the Executive Officer will be accelerated and the Executive Officer can exercise the options at any time within five years from the termination. In addition, the health care benefit will be continued until the Executive Officer is eligible for Medicare.
Retirement
          The Executive Officer is entitled to receive earned and unpaid compensation upon the retirement of the Executive Officer and all unvested stock awards and all unvested stock options held by the Executive Officer will be accelerated and the Executive Officer can exercise the options at any time within five years from the termination. In addition, the health care benefit will be continued until the Executive Officer is eligible for Medicare. Mr. McGurk is eligible for post-retirement health care and post-retirement life insurance.

          The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2010 for William J. McGurk. Column (d) assumes an involuntary termination of the executive in mid year as opposed to the mere expiration of the term of his one year employment agreement, for which termination payments would be substantially less:

					Involuntary
					or Good
					Reason
			Involuntary		Termination
Executive			Not For		within 2
benefits and	Voluntary	Normal	Cause	For Cause	Years of a
Payments Upon	Termination	Retirement	Termination	Termination	CIC	Death	Disability
Termination (a)	$ (b)	$ (c)	$ (d)	$ (e)	$ (f)	$ (g)	$ (h)

Compensation:
Base Salary	0	0	2,077,305	0	2,077,305	0	0
Short-Term Incentive	259,663	259,663	259,663	0	259,663	259,663	259,663
Stock Option Unvested and Accelerated (1)	85,957	85,957	85,957	0	85,957	85,957	85,957
Restricted Stock Unvested and Accelerated	230,775	230,775	230,775	0	230,775	230,775	230,775
Benefits and Perquisites:
Health and Welfare Benefit Continuation (2)	244,936	244,936	282,069	244,936	282,069	160,116	265,343
280G Tax & Gross Up	0	0	0	0	0	0	0

Total:	821,331	821,331	2,935,769	244,936	2,935,769	736,511	841,738

(1)	The stock options granted on 12/13/2006 and 8/14/2007 had exercise prices higher than the stock’s closing price as of 12/31/2010.

(2)	Includes postretirement health care, postretirement life insurance, health care continuation for eligible non-spouse dependent only, group term life benefit and long-term disability benefit.
          The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2010 for Christopher E. Buchholz. Column (d) assumes an involuntary termination of the executive in mid year as opposed to the mere expiration of the term of his one year employment agreement, for which termination payments would be substantially less:

					Involuntary
					or Good
					Reason
			Involuntary		Termination
Executive			Not For		within 2
benefits and	Voluntary	Normal	Cause	For Cause	Years of a
Payments Upon	Termination	Retirement	Termination	Termination	CIC	Death	Disability
Termination (a)	$ (b)	$ (c)	$ (d)	$ (e)	$ (f)	$ (g)	$ (h)

Compensation:
Base Salary	0	0	953,971	0	953,971	0	0
Short-Term Incentive	0	0	105,997	0	105,997	0	0
Stock Option Unvested and Accelerated (1)	0	0	0	0	26,550	26,550	26,550
Restricted Stock Unvested and Accelerated	0	0	0	0	91,650	91,650	91,650
Benefits and Perquisites:
Health and Welfare Benefit Continuation (2)	0	0	5,485	0	5,485	0	15,163
280G Tax & Gross Up	0	0	0	0	395,065	0	0

Total:	0	0	1,065,453	0	1,578,718	118,200	133,363

(1)	The stock options granted on 12/13/2006 and 8/14/2007 had exercise prices higher than the stock’s closing price as of 12/31/2010.

(2)	Includes postretirement health care, postretirement life insurance, group term life benefit and long-term disability benefit.

(3)	Mr. Buchholz is vested in the benefit under the Supplemental Executive Retirement Agreement (Flat $ Benefit) on a plan change effective April 15, 2009. Therefore, there is no additional benefit upon CIC under this plan any longer.

          The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2010 for Richard J. Trachimowicz. Column (d) assumes an involuntary termination of the executive in mid year as opposed to the mere expiration of the term of his one year employment agreement, for which termination payments would be substantially less:

					Involuntary
					or Good
					Reason
			Involuntary		Termination
			Not For		within 2
Executive benefits and	Voluntary	Normal	Cause	For Cause	Years of a
Payments Upon	Termination	Retirement	Termination	Termination	CIC	Death	Disability
Termination (a)	$ (b)	$ (c)	$ (d)	$ (e)	$ (f)	$ (g)	$ (h)

Compensation:
Base Salary	0	0	846,000	0	846,000	0	0
Short-Term Incentive	0	0	94,000	0	94,000	0	0
Stock Option Unvested and Accelerated (1)	0	0	0	0	16,326	16,326	16,326
Restricted Stock Unvested and Accelerated	0	0	0	0	62,933	62,933	62,933
Benefits and Perquisites:
Health and Welfare Benefit Continuation (2)	0	0	74,277	0	74,277	31,217	227,127
Supplemental Executive Retirement Agreement Acceleration (3)	0	0	0	0	0	0	0
280G Tax & Gross Up	0	0	0	0	375,260	0	0

Total:	0	0	1,014,277	0	1,468,796	110,476	306,386

(1)	The stock options granted on 12/13/2006 and 8/14/2007 had exercise prices higher than the stock’s closing price as of 12/31/2010.

(2)	Includes health care continuation, group term life benefit and long-term disability benefit. The value represents three years continuation of benefits grossed up for tax. For disability, benefit is assumed to continue until the participant is eligible for Medicare.
          The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2010 for John T. Lund. Column (d) assumes an involuntary termination of the executive in mid year as opposed to the mere expiration of the term of his one year employment agreement, for which termination payments would be substantially less:

					Involuntary
					or Good
					Reason
			Involuntary		Termination
			Not For		within 2
Executive benefits and	Voluntary	Normal	Cause	For Cause	Years of a
Payments Upon	Termination	Retirement	Termination	Termination	CIC	Death	Disability
Termination (a)	$ (b)	$ (c)	$ (d)	$ (e)	$ (f)	$ (g)	$ (h)

Compensation:
Base Salary	0	0	735,801	0	735,801	0	0
Short-Term Incentive	0	0	65,267	0	65,267	0	0
Stock Option Unvested and Accelerated (1)	0	0	0	0	14,745	14,745	14,745
Restricted Stock Unvested and Accelerated	0	0	0	0	25,662	25,662	25,662
Benefits and Perquisites:
Health and Welfare Benefit Continuation (2)	0	0	99,476	0	99,476	95,250	850,403
280G Tax & Gross Up	0	0	0	0	370,761	0	0

Total:	0	0	900,544	0	1,311,712	135,657	890,810

(1)	The stock options granted on 12/13/2006 and 8/14/2007 had exercise prices higher than the stock’s closing price as of 12/31/2010.

(2)	Includes health care continuation, group term life benefit and long-term disability benefit. The value represents three years continuation of benefits grossed up for tax. For disability, benefit is assumed to continue until the participant is eligible for Medicare.

          The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2010 for Mark A. Kucia. Column (d) assumes an involuntary termination of the executive in mid year as opposed to the mere expiration of the term of his one year employment agreement, for which termination payments would be substantially less:

					Involuntary
					or Good
					Reason
			Involuntary		Termination
			Not For		within 2
Executive benefits and	Voluntary	Normal	Cause	For Cause	Years of a
Payments Upon	Termination	Retirement	Termination	Termination	CIC	Death	Disability
Termination (a)	$ (b)	$ (c)	$ (d)	$ (e)	$ (f)	$ (g)	$ (h)

Compensation:
Base Salary	0	0	735,801	0	735,801	0	0
Short-Term Incentive	0	0	65,267	0	65,267	0	0
Stock Option Unvested and Accelerated (1)	0	0	0	0	14,453	14,453	14,453
Restricted Stock Unvested and Accelerated	0	0	0	0	53,768	53,768	53,768
Benefits and Perquisites:
Health and Welfare Benefit Continuation (2)	0	0	4,226	0	4,226	0	21,683
280G Tax & Gross Up	0	0	0	0	313,371	0	0

Total:	0	0	805,294	0	1,186,886	68,221	89,904

(1)	The stock options granted on 12/13/2006 and 8/14/2007 had exercise prices higher than the stock’s closing price as of 12/31/2010.

(2)	Includes health care continuation, group term life benefit and long-term disability benefit. The value represents three years continuation of benefits grossed up for tax. For voluntary termination or disability, benefit is assumed to continue until the participant is eligible for Medicare and for his spouse until the expiration of her COBRA continuation period.
Director Compensation
Director Fees
          After the Compensation Committee reviewed the results of the analysis on Board of Directors Compensation completed by Pearl Meyer & Partners in 2010, and in recognition of the economic climate, the Compensation Committee recommended not increasing Board of Directors meeting fees from $900 per meeting. Other Board of Directors Compensation also remained the same.
          Each non-employee Director receives an annual retainer of $10,200, $900 for each Board meeting and $850 for each Committee meeting that he or she attends. In addition to the above fees, the Chairman of the Board also receives an annual retainer of $21,000, and the Vice Chairman of the Board, the Audit Committee Chairman, and the Compensation Committee Chairman receive annual retainers of $11,400. The Company paid fees totaling $469,275 to non-employee Directors during the fiscal year ended December 31, 2010. Directors are not paid separately for their services on the Board of both the Company and the Bank.
          On November 15, 2010, each non-employee Director received 3,500 shares of stock options except for Mr. Jeamel who received 4,500 shares of stock options. The exercise price of these options is $11.25, the grant date closing price. The grant date fair value for each stock option award is $15,925, except for Mr. Jeamel whose grant date fair value is $20,475. These options vested 20% immediately and the remaining 20% will vest annually on each anniversary of the grant date over the next four years.

          The following table details the compensation paid to each of our non-management Directors in 2010.

					Change in
					Pension Value
	Fees				and
	Earned				Nonqualified
	or Paid	Stock		Non-Equity	Deferred
	in	Awards	Option Awards	Incentive Plan	Compensation	All Other
	Cash	(2)	(3)	Compensation	Earnings	Compensation(4)	Total
Name	($)	($)	($)	($)	($)	($)	($)
Michael A. Bars	57,425	0	15,925	0	0	490	73,840
C. Perry Chilberg	39,650	0	15,925	0	0	490	56,065
David A. Engelson	56,150	0	15,925	0	0	611	72,686
Pamela J.Guenard	30,400	0	15,925	0	0	0	46,325
Joseph F. Jeamel	19,475	0	20,475	0	0	3,570 (5)	43,520
Raymond H. Lefurge, Jr.	67,450	0	15,925	0	0	490	83,865
Kristen A. Johnson	21,025	0	15,925	0	0	0	36,950
Stuart E. Magdefrau	43,050	0	15,925	0	0	490	59,465
Thomas S. Mason	44,250 (1)	0	15,925	0	0	611	60,786
Rosemarie Novello Papa	34,550	0	15,925	0	0	0	50,475
Peter F. Olson	41,300	0	15,925	0	0	490	57,715
Richard M.Tkacz	36,675	0	15,925	0	0	0	52,600

(1)	Mr. Mason elected to defer 50% of his annual fees, $22,125.

(2)	These amounts represent the aggregate grant date fair value of restricted stock awards in accordance with FASB Topic 718. Assumptions made in valuing these awards are disclosed in footnote 14, “Share-Based Compensation” to the Company’s Consolidated Financial Statements for the year ended December 31, 2010 as contained in the Company’s Annual Report on Form 10-K incorporated herein by reference. Directors do not have any unvested shares as of December 31, 2010.

(3)	These amounts represent the aggregate grant date fair value of restricted stock awards in accordance with FASB Topic 718. Assumptions made in valuing these awards are disclosed in footnote 14, “Share-Based Compensation” to the Company’s Consolidated Financial Statements for the year ended December 31, 2010 as contained in the Company’s Annual Report on Form 10-K incorporated herein by reference. As of December 31, 2010, Directors have the following unvested shares; Bars — 6,300 shares; Chilberg — 6,300 shares; Engelson — 6,300 shares; Guenard — 6,300 shares; Jeamel — 3,600 shares; Johnson — 2,800 shares; Lefurge — 6,300 shares; Magdefrau — 6,300 shares; Mason — 6,300 shares; Papa — 6,300 shares; Olson — 6,300 shares; and Tkacz — 6,300 shares.

(4)	Reflects dividends paid for unvested restricted stock owned by each Director in 2010.

(5)	Mr. Jeamel was paid a pro-rated bonus of $60,872, for his service as an executive officer during 2010. In addition, he also received the following benefits during 2010: Flat $ SERP - Benefits paid during 2010 of $27,636 (Note — no benefits accrued during 2010), and a Qualified Pension — Benefits paid during 2010 of $71,654 (Change in Pension value during 2010 of $110,083).

Deferred Compensation Plan
          The Bank maintains the Rockville Bank Non-Qualified Deferred Compensation Plan for Directors, a non-qualified plan that permits Directors to defer all or part of their total fees for a plan year in 25% increments. The participants in the Non-Qualified Deferred Compensation Plan direct the investment of their deferred amounts among several investment funds. Participants elect the method of payment of their deferral accounts either on a date certain or upon termination of their service as a Director. Participants may elect to receive the deferral amounts in a lump sum payment or in consecutive annual installments over a period not to exceed five years. The Bank accrued expenses totaling $9,300 to Directors in connection with this plan during the fiscal year ended December 31, 2010.
          Compensation in the form of perquisites and other personal benefits provided by us has been omitted for all individual Directors as the total amount of those perquisites and personal benefits constituted less than $10,000 for 2010 for each.
Certain Relationships and Related Transactions
          Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and must not involve more than the normal risk of repayment or present other unfavorable features. Notwithstanding this rule, federal regulations permit banks like Rockville Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all Bank employees and does not give preference to any executive officer or director over any other employee. Rockville Bank maintains certain loan programs whereby employees with one year of service or more, including executive officers and directors, may obtain loans with an interest rate discount. From time to time, Rockville Bank also makes loans and extensions of credit, directly and indirectly, to its executive officers and directors that are not part of an employee discount loan program. These loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Rockville Bank, and do not involve more than the normal risk of collectibility or present other unfavorable features.
          The following information is furnished for outstanding loans made by Rockville Bank to executive officers and directors under the discounted loan programs:

					Largest
					Aggregate
					Principal	Principal
	Original		Original		Outstanding	Balance as of	Interest Paid
Name	Loan Date	Loan Type	Note Rate	Current Rate	During 2010	12/31/10	During 2010
Michael A. Bars*	3/3/2006	Fixed	6.375%	4.75%	$229,952.96	$221,222.43	$10,734.31
		Residential		Rate Modified
Judy Keppner Clark	7/21/2008	Fixed	5.125%	4.625%	$78,454.96	$72,867.41	$3,512.45
		Residential		Rate Modified
David A. Engelson*	10/22/2004	Fixed	5.375%	4.500%	$53,395.33	$31,347.05	$1,951.72
		Residential		Rate Modified
Pamela J. Guenard	8/13/2003	Fixed	5.375%	5.375%	$90,671.41	$87,898.67	$4,813.12
		Residential		No employee rate
				reduction
				requested.
Kristen A. Johnson	8/26/2008	ARM Loan	5.50%	5.50%	$97,228.39	$94,162.19	$5,271.04
				No employee rate
				reduction
				requested.
John T. Lund	6/10/2009	Fixed	4.875%	4.375%	$286,391.89	$276,935.41	$12,341.52
		Residential		Rate Modified
William J. McGurk	5/5/2003	ARM Loan-	4.250%	2.75%	$37,402.98	$27,717.03	$851.03
		.50% off Rate		Rate Modified
		Margin
Peter F. Olson	6/21/2004	Fixed	5.000%	4.500%	$89,193.05	$81,576.01	$3,857.84
		Residential		Rate Modified
Rosemarie N. Papa	6/29/2009	Fixed	4.750%	4.750%	$294,224.46	$279,888.68	$13,666.22
		Residential		No employee rate
				reduction
				requested
Richard M. Tkacz	7/21/2007	Fixed Rate	6.500%	6.500%	$116,589.47	$111,456.00	$6,707.10
		Home Equity		No employee rate
				reduction
				requested.
Richard J. Trachimowicz	9/29/2008	ARM Loan-	5.375%	4.875%	$291,750.14	$286,919.54	$14,117.77
		.50% off Rate		Rate Modified
		Margin

*	Rate modified for $500 fee when we offered a modification program. This has since been discontinued.
ELECTION OF DIRECTORS
(Proposal 1)
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE
ELECTION OF JOSEPH F. JEAMEL, JR. TO SERVE AS DIRECTOR OF THE COMPANY FOR A
TERM OF TWO YEARS, THE ELECTION OF WILLIAM H. W. CRAWFORD, IV TO SERVE AS
DIRECTOR OF THE COMPANY FOR A TERM OF THREE YEARS AND THE ELECTION OF
C. PERRY CHILBERG, KRISTEN A. JOHNSON AND ROSEMARIE NOVELLO PAPA TO SERVE AS
DIRECTORS OF THE COMPANY FOR A TERM OF FOUR YEARS, AND UNTIL THEIR
RESPECTIVE SUCCESSORS ARE QUALIFIED AND ELECTED.

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
(Proposal 2)
          As part of our commitment to corporate governance best practices, and as required by the Section 14A(a)(2) of the Exchange Act, the Company’s Board of Directors is providing shareholders with the opportunity to cast an advisory vote on its compensation program at the Meeting through the following resolution:
          “RESOLVED, that the shareholders approve the Company’s executive compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”
          We believe that our compensation policies and procedures, which are described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement and in the tables and narrative in the “Executive Compensation” section, are strongly aligned with the long-term interests of shareholders. Rockville’s executive compensation philosophy is designed to support the Bank’s business objectives to be “Connecticut’s Best Community Bank” by adopting a total compensation program that is attractive, market-based, tied to performance and aligned with shareholders’ interests. We believe the Bank’s objective of remaining community centric, focusing on quality personal service, and expanding its lending activities, banking networks and consumer products, will be enhanced by this strategy. Our compensation programs are designed to consider competitive market data, specific role functions that may be unique to our structure, internal equity and the performance of both the individual and the Company. We believe this approach will help us attract, retain and reward the best employees, fulfill the Company’s growth objectives and promote shareholder value.
          Approval of this proposal will require the affirmative vote of a majority of our common stock represented in person or by proxy at the Meeting. This vote will not be binding on or overrule any decisions by the Board of Directors or the Compensation Committee, will not create or imply any additional fiduciary duty on the part of the Board of Directors or the Compensation Committee, and will not restrict or limit the ability of our shareholders to make proposals in the future for inclusion in proxy materials related to executive compensation. The Compensation Committee and the Board of Directors will, however, take into account the outcome of the vote when considering future executive compensation arrangements.
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION, AS DESCRIBED IN “COMPENSATION DISCUSSION AND ANALYSIS”, AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER COMPENSATION (TOGETHER WITH ACCOMPANYING NARRATIVE DISCLOSURE) IN THIS PROXY STATEMENT.
ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON
EXECUTIVE COMPENSATION
(Proposal 3)
          As an additional part of our commitment corporate governance best practices, and as required by the Section 14A(a)(2) of the Exchange Act, the Company’s Board of Directors is providing shareholders with the opportunity to provide an advisory vote to assist the Board in determining whether the shareholder advisory vote on executive compensation should occur every one, two or three years.
          Consistent with the Company’s compensation philosophy, the Company’s executive compensation program promotes a total compensation program designed to support our belief that all executives should have a significant portion of their compensation tied to performance. We define performance to reflect a balance of Company and individual performance on both a short- and long-term basis. In setting our total compensation guidelines, we target a significant portion of our compensation in the form of annual cash incentives and equity/long-term incentive awards that focus on performance-based, at-risk compensation. Stock options and restricted stock granted in 2010 vest 20% immediately and 20% annually over the next four years, consistent with a long-term view of the creation and maintenance of shareholder value. In addition, the Company generally maintains one year employment contracts for its executives (except for the initial contract term for Mr. Crawford who is scheduled to succeed Mr. McGurk upon the latter’s retirement as President and Chief Executive Officer effective at the Annual Meeting of Shareholders.

          The Company believes holding an advisory vote on executive compensation every three years would allow the Company to conduct a meaningful and detailed review of its pay practices in response to such shareholder advisory vote on executive compensation and that a more frequent vote is not necessary given the long-term nature of the Company’s business plan and the Company’s compliance with best practices related to compensation.
          For the reasons discussed above, the Board of Directors recommends that shareholders vote to hold the advisory vote on executive compensation every three years. Shareholders are not voting, however, to approve or disapprove of this particular recommendation. The proxy card provides for four choices and shareholders are entitled to vote on whether the advisory vote on executive compensation should be held every one, two, or three years, or to abstain from voting.
          While the result of this advisory vote on the frequency of the vote on executive compensation is non-binding, the Board of Directors values the opinions that shareholders express in their votes. It will consider the outcome of the vote and those opinions when deciding how frequently to conduct the vote on executive compensation.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
TO HOLD THE ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS.
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Proposal 4)
          The Audit Committee has appointed the firm of Wolf & Company, P.C. to be independent auditors for Rockville for the year ending December 31, 2011, subject to ratification of the appointment by Rockville’s shareholders. Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of Wolf & Company, P.C., independent certified public accountants, to audit the books and accounts of Rockville for the year ending December 31, 2011. If Rockville’s shareholders do not ratify the appointment, the Audit Committee will consider a change in auditors for the next year.
          Wolf & Company, P.C. has advised Rockville that they are independent accountants with respect to Rockville, within the meaning of standards established by the Independence Standards Board and federal securities laws administered by the SEC.
          Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of the majority of the votes cast is required to ratify the appointment of Wolf & Company, P.C. as Rockville’s independent auditors for the year ending December 31, 2011.
          Representatives of Wolf & Company, P.C., the Company’s independent registered public accounting firm for the year ended December 31, 2010, are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION
OF THE APPOINTMENT OF WOLF & COMPANY, P.C. AS ROCKVILLE’S INDEPENDENT AUDITORS
FOR THE YEAR ENDING DECEMBER 31, 2011.
OTHER BUSINESS
          As of the date of this Proxy Statement, the Board of Directors knows of no matters to be brought before the Annual Meeting other than procedural matters incident to the conduct of the Annual Meeting. If further business is properly presented, the proxy holders will vote proxies, as determined by a majority of the Board of Directors.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING
          Pursuant to the proxy solicitation regulations of the SEC, any shareholder proposal intended for inclusion in the Company’s proxy statement and form of proxy relating to the Company’s 2012 Annual Meeting of Shareholders must be received by the Company by November 30, 2011. The Company’s 2012 Annual Meeting of Shareholders is currently scheduled to take place on April 24, 2012. Nothing in this paragraph shall be deemed to require Rockville to include in its proxy statement and form of proxy any shareholder proposal which does not meet the requirements of the SEC in effect at the time.
ANNUAL REPORTS
          Copies of the Company’s 2010 Annual Report to Shareholders, which includes its Annual Report to the SEC on Form 10-K for the year ended December 31, 2010, accompanying this proxy statement are not a part of the proxy solicitation materials. The Annual Report to the SEC accompanying this proxy statement does not include the Form 10-K’s exhibits filed with the SEC. These exhibits are listed in the Form 10-K and can be viewed on the SEC’s website (www.sec.gov) or, upon written request, we will provide any recipient of this proxy statement, free of charge, all exhibits filed at the SEC with the Form 10-K. Requests should be directed to Marliese L. Shaw, Investor Relations, Rockville Financial, Inc., 25 Park Street, Rockville, CT 06066.
PROXY STATEMENT
          Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 26, 2011. The proxy statement, the 2010 Annual Report to Shareholders and the form of proxy are available at http://www.cfpproxy.com/5820.
          The Board of Directors urges each shareholder, whether or not he or she intends to be present at the Annual Meeting, to complete, sign and return the enclosed proxy as promptly as possible.

By Order of the Board of Directors

Judy Keppner Clark
Secretary

REVOCABLE PROXY
ROCKVILLE FINANCIAL, INC.
ANNUAL MEETING OF SHAREHOLDERS
APRIL 26, 2011
10:00 a.m.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned being a shareholder of Rockville Financial, Inc. hereby appoints Raymond H. Lefurge, Jr., Michael A. Bars and Peter F. Olson or each of them, with full power of subsitution in each, as proxies to cast all votes which the undersigned shareholder in entitled to cast at the 2011 Annual Meeting of shareholders to be held at 10:00 a.m., local time, on April 26, 2011, at Maneeley’s Banquet Facility, 65 Rye Street, South Windsor, Connecticut 06074, and it any adjournment thereof. The undersigned Shareholder hereby revokes any proxy or proxies heretofore given.
     This proxy will be voted as directed or, if no direction is given, will be voted “FOR” the nominees under proposal 1, “FOR” the approval of the Company’s executive compensation in Proposal 2, “FOR” a three year frequency in Proposal 3, “FOR” the ratification of Rockville Financial, Inc.’s appointment of Independent auditors in Proposal 4; and in accordance with the determination of a majority of the Board of Directors as to any other matters. If the proxy is not marked to withhold authority to vote the nominees, it will be voted FOR the nominees.
     If you receive more than one proxy card, please sign and return all cards in the accompanying envelope. Please check your mailing address as it appears on the Revocable Proxy. If it is inaccurate, please include your correct address below.
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED
POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA
THE INTERNET OR BY TELEPHONE.
(Continued, and to be marked, dated and signed, on the other side)
                    FOLD AND DETACH HERE
ROCKVILLE FINANCIAL, INC. – ANNUAL MEETING, APRIL 26, 2011
YOUR VOTE IS IMPORTANT!
Annual Meeting Materials are available on-line at:
http://www.cfpproxy.com/6979
You can vote in one of three ways:
1.	Call toll free 1-866-598-8804 on a Touch-Tone Phone. There is NO CHARGE to you for this call.
or
2.	Via the Internet at https://www.proxyvotenow.com/rckb and follow the instructions.
or
3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.
PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS
6979

◤	☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY ROCKVILLE FINANCIAL, INC.	Annual Meeting of Shareholders APRIL 26, 2011	◥

		With-	For All
	For	hold	Except

1. Election of three Directors for a four year term:	☐	☐	☐
(01) C. Perry Chilberg
(02) Kristen A. Johnson
(03) Rosemarie Novello Papa

Election of one Director for a three year term:
(04) William H.W. Crawford, IV

Election of one Director for a two year term:
(05) Joseph F. Jeamel, Jr.
INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above

			For	Against	Abstain

2.
Approval of the Company’s executive compensation as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in the Proxy Statement.
			☐	☐	☐

		One Year	Two Years	Three Years	Abstain

3.	Approval to hold the advisory vote on executive compensation every three years.	☐	☐	☐	☐
			For	Against	Abstain

4.	Ratification of the appointment of Wolf & Company P.C. as independent auditors for the current year.		☐	☐	☐
      The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 4, and for a three year frequncy on Proposal 3.

Mark here if you plan to attend the meeting	☐

Mark here for address change and note change	☐

     Please date this Revocable Proxy and sign, exactly as your name(s) appears on your stock certificate. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

◣	IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW	◢

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL PROXY VOTING INSTRUCTIONS
Shareholders of record have three ways to vote:
1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., April 26, 2011. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., April 26, 2011: 1-866-598-8804	Vote by Internet anytime prior to 3 a.m., April 26, 2011 go to https://www.proxyvotenow.com/rckb
Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE ANNUAL MEETING MATERIALS:	http://www.cfpproxy.com/6979

Your vote is important!